Exhibit 99.1

EXCERPTS FROM PRELIMINARY OFFERING CIRCULAR

AND CONFIDENTIAL INFORMATION MEMORANDUM

In this excerpt, unless otherwise noted or the context otherwise requires, (i) the terms “we,” “our,” “ours,” “us,” “NewPage” and “Company” refer collectively to NewPage Corporation and its consolidated subsidiaries, (ii) the term “NewPage Holding” refers to NewPage Holding Corporation, our direct parent, (iii) the term “NewPage Group” refers to NewPage Group Inc., the direct parent of NewPage Holding after the reorganization contemplated in connection with the Acquisition (as defined below), (iv) the term “predecessor” refers to the printing and writing papers business of MeadWestvaco Corporation prior to its acquisition by NewPage Corporation, (v) the term “SEO” refers to Stora Enso Oyj and (vi) the term “SENA” refers to Stora Enso North America, Inc. All references to the “Acquisition” refer to the acquisition of SENA by NewPage Corporation. Unless otherwise noted or the context otherwise requires, references to the “term loan,” “senior secured term loan,” “revolving loan,” “revolving senior secured credit facility” and “senior secured credit facilities” refer to the new indebtedness agreements to be entered into in connection with the Acquisition.

FORWARD-LOOKING STATEMENTS

This exhibit contains “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. Forward-looking statements may include the words “may,” “plans,” “estimates,” “anticipates,” “believes,” “expects,” “intends” and similar expressions. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected or assumed in our forward-looking statements. These factors, risks and uncertainties include, among others, the following:

•	our ability to realize the anticipated benefits of the acquisition of SENA, including anticipated synergies;

•	our substantial level of indebtedness;

•	changes in the supply of, demand for, or prices of our products;

•	the activities of competitors, including those that may be engaged in unfair trade practices;

•	changes in significant operating expenses, including raw material and energy costs;

•	changes in currency exchange rates;

•	changes in the availability of capital;

•	general economic and business conditions in the United States and Canada and elsewhere;

•	changes in the regulatory environment, including requirements for enhanced environmental compliance; and

•	the other factors described herein under “Risk Factors.”

Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments, or for any other reason, except as required by law.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

We have derived the historical consolidated financial data for the twelve months ended September 30, 2007 from the unaudited and audited financial statements of NewPage and its subsidiaries, which reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of that information for the periods presented. We have derived the financial data for SENA for the twelve months ended September 30, 2007 from the unaudited and audited financial statements of SENA, which reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of that information for the periods presented.

The pro forma income statement data set forth below gives effect to the Acquisition and related transactions, including the related financing transactions (collectively the “Transactions”), as if they had occurred on January 1, 2006 and the pro forma balance sheet data gives effect to the Transactions as if they had occurred on September 30, 2007. The pro forma consolidated financial data are unaudited, are for informational purposes only and are not necessarily indicative of what our financial position or results of operations would have been had the Transactions been completed as of such dates and do not purport to represent what our financial position, results of operations or cash flows might be for any future period.

The Acquisition will be accounted for using the purchase method of accounting. Under purchase accounting, the total Acquisition consideration will be allocated to the assets and liabilities of SENA based upon the fair value of assets being acquired and liabilities being assumed. The unaudited pro forma combined data reflects management’s preliminary valuation of assets being acquired and liabilities being assumed. The final allocation of the Acquisition consideration will be based upon management’s consideration of valuation studies and post-closing purchase price adjustments. Any adjustments based on that final valuation may change the allocations of the Acquisition consideration, which could affect the fair value assigned to the assets and liabilities and could result in a material change to the unaudited pro forma consolidated financial data.

See the financial statements of SENA included elsewhere in this excerpt for additional financial information regarding SENA.

Twelve Months Ended September 30, 2007
(dollars in millions)
NewPage and Pro Forma

Statement of Operations Data:
Net sales	$2,035
Cost of sales	1,823
Selling, general and administrative expenses	107
Goodwill and property, plant and equipment impairment	—
Interest expense	132
Other (income) expense net	(1)

Income (loss) from continuing operations before income taxes	(26)
Income tax (benefit)	(4)

Income (loss) from continuing operations	(22)
Income (loss) from discontinued operations	(2)

Net income (loss)	$(24)

Pro Forma Twelve Months Ended September 30, 2007
(dollars in millions)

Pro Forma Credit Statistics:
Cash interest expense	$285
Ratio of total debt to Consolidated Adjusted EBITDA(1)	6.0x
Ratio of Consolidated Adjusted EBITDA to cash interest expense(1)	1.7x

	Twelve Months Ended September 30, 2007	Pro Forma Twelve Months Ended September 30, 2007
	(dollars in millions)
Other Financial Data:
EBITDA(2)	$247	$326
Consolidated Adjusted EBITDA(2)	265	$488

Twelve Months Ended September 30, 2007
(dollars in millions)
SENA

Statement of Operations Data:
Net sales	$2,278
Cost of sales	2,251
Selling, general and administrative expenses	94
Goodwill impairment	—
Property, plant and equipment impairment	113
Interest expense	85
Other (income) expense net	(1)

Income (loss) before income taxes	(264)
Income tax (benefit)	(39)

Net income (loss)	$(225)

	Year Ended December 31, 2004	Year Ended December 31, 2005	Year Ended December 31, 2006	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2007	Twelve Months Ended September 30, 2007
	(dollars in millions)
SENA Other Financial Data:
EBITDA(2)	$(407)	$92	$88	$153	$142	$77
Consolidated Adjusted EBITDA(2)	149	291	274	219	167	222
Capital expenditures	206	83	60	42	38	56

(1)	Excludes anticipated annualized synergies of approximately $265 million.

(2)	EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization.

Consolidated Adjusted EBITDA is defined as EBITDA for the relevant period, as adjusted primarily by (a) adding the following amounts, to the extent deducted in computing consolidated net income for such period: (1) goodwill impairment charges, (2) non-cash compensation charges related to equity-based compensation, (3) transaction costs associated with the Acquisition, the senior secured credit facilities, this offering and the related refinancing of our prior senior secured credit facilities, and future permitted acquisitions, (4) non-cash expenses in addition to depreciation and amortization, (5) non-recurring charges in connection with any integration or restructuring related to the Acquisition or future permitted acquisitions or in connection with plant closings or the permanent shutdown or transfer of production equipment, (6) extraordinary losses, (7) net losses from certain asset sales, (8) pre-closing non-inventoried overhead costs incurred in connection with a certain plant lock-out, and (9) pre-closing costs, charges or expenses of SENA that will not be recurring after the Acquisition; and (b) deducting non-cash items increasing consolidated net income for such period.

EBITDA and Consolidated Adjusted EBITDA are not a measure of our performance under GAAP and not intended to represent net income (loss), as defined under GAAP, and should not be used as an alternative to net income (loss) as an indicator of performance. EBITDA and Consolidated Adjusted EBITDA are a primary component of certain covenants under our senior secured credit facilities and are a basis upon which our management assesses performance. In addition, our management believes EBITDA and Consolidated Adjusted EBITDA are useful to investors because they and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage.

The use of EBITDA and Consolidated Adjusted EBITDA instead of net income (loss) have limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA and Consolidated Adjusted EBITDA do not reflect our current cash expenditure requirements, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA and Consolidated Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Consolidated Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA and Consolidated Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•

our measures of EBITDA and Consolidated Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Because of these limitations, EBITDA and Consolidated Adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business.

The following table presents a reconciliation of NewPage’s net income (loss) to EBITDA and Consolidated Adjusted EBITDA:

	Twelve Months Ended September 30, 2007	Pro Forma Twelve Months Ended September 30, 2007
	(dollars in millions)
Net income (loss)	$(24)
Income (loss) from continuing operations	—	$(344)
Income tax provision (benefit) (including amount in discontinued operations)	(4)	(43)
Interest expense	132	302
Depreciation and amortization	143	411

EBITDA	$247	$326
Property, plant and equipment impairment	—	113
Equity award(a)	5	5
LIFO effect(b)	2	2
Loss on sales of business/assets(c)	3	8
Pension/OPEB curtailment loss	1	4
Discontinued operations(d)	1	—
Closure/restructuring(e)	6	14
Other adjustments(f)	—	16

Consolidated Adjusted EBITDA	$265	$488

(a)	Represents the non-cash charge for equity awards granted to certain members of management.
(b)	Represents the difference in accounting treatment for LIFO methodology compared to FIFO methodology.
(c)	Represents the non-cash (gain) loss on the sale of assets.
(d)	Represents the loss from the sale of our carbonless paper business, including curtailment and settlement costs related to the employee benefit plans.
(e)	Represents machine closure costs and costs for severance and the restructuring charge taken in connection with fixed cost reduction efforts and contract settlements.
(f)	Represents expenses of SENA for periods prior to the Acquisition that are not expected to recur after the Acquisition. Expenses include costs allocated to SENA from SEO that will not be continued after the Acquisition, costs for legal matters that are retained by SEO and costs expensed for information technology investments.

The following table presents a reconciliation of SENA’s net income (loss) to EBITDA and Consolidated Adjusted EBITDA:

	Year Ended December 31, 2004	Year Ended December 31, 2005	Year Ended December 31, 2006	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2007	Twelve Months Ended September 30, 2007
	(dollars in millions)
Net income (loss)	$(657)	$(282)	$(243)	$(102)	$(84)	$(225)
Depreciation and amortization	271	292	267	201	190	256
Income tax (benefit)	(84)	7	(28)	(14)	(25)	(39)
Interest expense	63	75	92	68	61	85

EBITDA	$(407)	$92	$88	$153	$142	$77
Port Hawkesbury lockout(a)	—	—	41	41	—	—
Goodwill impairment	520	162	—	—	—	—
Property plant and equipment impairment	—	—	113	—	—	113
Loss on sale of assets	17	13	3	1	3	5
Pension/OPEB curtailment loss	—	—	14	14	3	3
Closure/restructuring(b)	11	15	—	—	8	8
Other adjustments(c)	8	9	15	10	11	16

Consolidated Adjusted EBITDA	$149	$291	$274	$219	$167	$222

(a)	Represents the costs incurred that were not absorbed because of lost production during the closure of the Port Hawkesbury mill from December 2005 until October 2006 due to a labor dispute. We continued to incur the same types of costs following the reopening of the mill.
(b)	Represents machine closure costs and costs for severance and the restructuring charge taken in connection with fixed cost reduction efforts and contract settlements.
(c)	Represents expenses of SENA for periods prior to the Acquisition that are not expected to recur after the Acquisition. Expenses include costs allocated to SENA from SEO that will not be continued after the Acquisition, costs for legal matters that are retained by SEO and costs expensed for information technology investments.

RISK FACTORS

Risks Related to Our Indebtedness

Our substantial level of indebtedness could adversely affect our business, financial condition or results of operations and prevent us from fulfilling our obligations under the notes.

We will have substantial indebtedness after the Acquisition and related financing transactions. As of September 30, 2007, after giving pro forma effect to the Transactions, we would have had $2,963 million of total indebtedness. Our revolving senior secured credit facility would permit additional borrowings thereunder of up to a maximum of $500 million (excluding $98 million in outstanding letters of credit and not taking into account any borrowing base limitations) after completion of the Acquisition and all of those borrowings would effectively rank senior to our existing notes and subsidiary guarantees. In addition, subject to restrictions in our debt instruments, we may incur additional indebtedness. If new debt is added to our and our subsidiaries’ debt levels, the related risks that we and they now face could intensify. On a pro forma basis, after giving effect to the Transactions, our earnings would have been deficient to meet fixed charges by $381 million for the year ended December 31, 2006 and $390 million for the twelve months ended September 30, 2007.

Our substantial indebtedness could have important consequences to you, including the following:

•	it may be more difficult for us to satisfy our obligations with respect to our existing notes;

•	our ability to obtain additional financing for working capital, debt service requirements, general corporate or other purposes may be impaired;

•	we must use a substantial portion of our cash flow to pay interest and principal on our indebtedness, which will reduce the funds available to us for other purposes;

•	we are more vulnerable to economic downturns and adverse industry conditions;

•

our ability to capitalize on business opportunities and to react to competitive pressures and changes in our industry as compared to our competitors may be compromised due to our high level of indebtedness; and

•	our ability to refinance our indebtedness, including our existing notes, may be limited.

In addition, prior to the repayment of our existing notes, we will be required to refinance our senior secured credit facilities. Furthermore, concurrently with the repayment of our existing notes due 2012, we will be required to repay the 2012 notes being offered in connection with the Transactions. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all. If we were unable to make payments or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as:

•	sales of assets;

•	sales of equity; and/or

•	negotiations with our lenders to restructure the applicable debt.

Our debt instruments may restrict, or market or business conditions may limit, our ability to use some of our options.

A substantial portion of our debt bears interest at variable rates. If market interest rates increase, it could adversely affect our cash flow or compliance with our debt covenants.

As of September 30, 2007, after giving pro forma effect to the Transactions, $1,825 million of our debt consisted of borrowings that bear interest at variable rates. If market interest rates increase,

variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow and compliance with our debt covenants. Each one-eighth percentage change in LIBOR would result in a $0.3 million change in annual interest expense on the floating rate notes due in 2012, a $2.0 million change in annual interest expense on the term loan and, assuming the entire revolving loan were drawn, a $0.6 million change in interest expense on the revolving loan, in each case, without taking into account any interest rate hedging agreements. While we may enter into agreements limiting our exposure to higher market interest rates, any such agreements may not offer complete protection from this risk.

Servicing our indebtedness will require a significant amount of cash. Our ability to generate sufficient cash depends on numerous factors beyond our control, and we may be unable to generate sufficient cash flow to service our debt obligations.

Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, political, financial, competitive, legislative, regulatory and other factors that are beyond our control.

For the twelve months ended September 30, 2007, after giving pro forma effect to the Transactions, we would have expended approximately $301 million to service our indebtedness, excluding any payments required under the excess cash flow provisions of our senior secured term loan. For the year ended 2006, after giving pro forma effect to the Transactions, we would have expended approximately $310 million to service our indebtedness. We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our senior secured credit facilities in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. If our cash flows and capital resources are insufficient to allow us to make scheduled payments on our indebtedness, we may need to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all, or that the terms of that indebtedness will allow any of the above alternative measures or that these measures would satisfy our scheduled debt service obligations. If we are unable to generate sufficient cash flow or refinance our debt on favorable terms, it could significantly adversely affect our financial condition, the value of our outstanding debt and our ability to make any required cash payments under our indebtedness.

Our debt instruments impose significant operating and financial restrictions on us. If we default under any of these debt instruments, we may not be able to make payments on the notes.

The indentures and other agreements governing our debt instruments will impose significant operating and financial restrictions on us. These restrictions limit our ability to, among other things:

•	incur additional indebtedness or guarantee obligations;

•	repay indebtedness (including the notes) prior to stated maturities;

•	pay dividends or make certain other restricted payments;

•	make investments or acquisitions;

•	create liens or other encumbrances;

•	transfer or sell certain assets or merge or consolidate with another entity;

•	engage in transactions with affiliates; and

•	engage in certain business activities.

In addition to the covenants listed above, our senior secured credit facilities will require us to meet specified financial ratios and tests and restrict our ability to make capital expenditures. Any of these restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs and could otherwise restrict corporate activities.

Our ability to comply with these covenants may be affected by events beyond our control, and an adverse development affecting our business could require us to seek waivers or amendments of covenants, alternative or additional sources of financing or reductions in expenditures. We cannot assure you that such waivers, amendments or alternative or additional financings could be obtained on acceptable terms or at all. In addition, the holders under a particular debt instrument will have no control over any waivers or amendments with respect to any other debt outstanding. Therefore, we cannot assure you that even if the holders of a particular debt instrument agree to waive or amend the covenants contained in that instrument, the holders of our other debt will agree to do the same with respect to their debt instruments.

A breach of any of the covenants or restrictions contained in any of our existing or future financing agreements, including our inability to comply with the required financial covenants in our senior secured credit facilities, could result in an event of default under those agreements. Such a default could allow the lenders under our financing agreements, if the agreements so provide, to discontinue lending, to accelerate the related debt as well as any other debt to which a cross acceleration or cross default provision applies, and to declare all borrowings outstanding thereunder to be due and payable. In addition, the lenders could terminate any commitments they had made to supply us with further funds. If the lenders require immediate repayments, we will not be able to repay them and also repay our other debt instruments in full.

Despite our current indebtedness level, we and our subsidiaries may still be able to incur substantially more debt, which could exacerbate the risks associated with our substantial leverage.

As of September 30, 2007, on a pro forma basis after giving effect to the Transactions, we would have had $2,963 million of total indebtedness. The terms of our debt instruments will permit us to incur substantial additional indebtedness in the future, including secured indebtedness. Any senior debt incurred by us, if secured on a first lien basis, would be effectively senior to our existing senior notes, and any senior debt incurred by us, whether or not secured, would be senior to our existing subordinated notes. If we incur any additional indebtedness that ranks equal to any series of our existing notes, the holders of that debt will be entitled to share ratably with the holders of that series any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us. If new debt is added to our or our subsidiaries’ current debt levels, the related risks that we now face could intensify.

Risks Relating to Our Business

We may not realize the anticipated benefits of the Acquisition.

Although we expect to realize strategic, operational and financial benefits as a result of the SENA acquisition, we cannot predict whether and to what extent such benefits will be achieved. Successful integration of NewPage and SENA will depend on management’s ability to manage the combined operations effectively and to benefit from cost savings and operating efficiencies. There are significant challenges to integrating the SENA operations into our business, including:

•	integrating the senior management and key personnel of NewPage and SENA;

•	potential disruptions of both companies’ businesses caused by the Acquisition;

•	successfully managing the operations, manufacturing facilities and supply chain of SENA and integrating them with our existing business;

•	maintaining the customer base for NewPage and SENA products;

•	the diversion of management’s attention and other resources;

•	maintaining effective internal control procedures for the combined company; and

•	integrating management information, inventory, accounting and sales systems of NewPage and SENA.

In addition, the Acquisition will create a significantly larger combined company, which may increase the challenge of integrating the SENA operations into our business.

If NewPage is not able to successfully integrate the SENA business, the anticipated synergies and cost savings may not be achieved. In addition, our failure to successfully integrate and operate the SENA business, and to realize the anticipated benefits of the Acquisition, could adversely affect our operating performance and financial results.

Even if we are able to successfully integrate the business of SENA into our operations, we may not realize the anticipated synergies of the Acquisition on the timetable currently contemplated, or at all.

We expect to generate annualized synergies as a result of the Acquisition of approximately $265 million within 18 months following completion of the Acquisition. We cannot assure you that these synergies will be achieved on the timetable contemplated and in the amounts expected or at all. In connection with achieving these synergies, we expect to make capital expenditures of approximately $60 million in 2008. We also expect to incur expenses and restructuring charges in 2008 and to a lesser extent in 2009 of approximately $55 million in the aggregate relating to severance and early retirement benefits, costs of relocating employees and assets and costs of integrating the two businesses, including investments in information systems. In addition, approximately $45 million in the aggregate, which relates to cash payments that we expect to make in 2008 and to a lesser extent in 2009 in connection with severance and early retirement benefits of SENA employees, costs of relocating employees and assets of SENA and contract termination costs, will be recorded as a liability in the initial purchase price allocation. Achieving the expected synergies, as well as the costs of achieving them, is subject to a number of uncertainties, including our ability to negotiate lower raw material prices from suppliers and transportation providers, make necessary investments in information systems and equipment to rebalance production in a timely and cost efficient manner and avoid unexpected downtime resulting from changing production on machines or at mills. If we encounter difficulties in achieving the expected synergies, we incur significantly greater costs related to such synergies than we anticipate or our activities related to such synergies have unintended consequences, our business, financial condition and results of operations could be adversely affected.

In addition to actions to be taken in connection with the anticipated synergies, we are in the process of conducting a strategic review of our combined operations, which may entail the potential idling, shut-down or divestiture of less efficient or less profitable mills or machines after the closing of the Acquisition. In connection with these actions, we may incur substantial additional costs or charges in addition to those described above.

The pro forma financial information giving effect to the Transactions is not necessarily indicative of the future financial condition or performance of the combined businesses.

The pro forma financial information of NewPage giving effect to the Transactions is intended to provide information regarding how NewPage might have looked if the Acquisition had occurred as of the dates indicated in that information. The pro forma information is based on the historical results of each of NewPage and SENA and therefore may not be indicative of our actual results when the two businesses are operated together going forward. Moreover, the pro forma information does not reflect all of the changes that may result from the Acquisition, including, for example, transition and integration costs; challenges of achieving anticipated synergies; ability to retain qualified employees; maintaining satisfactory relationships with represented employees and customers; or the potential idling, shut down or divestiture of less efficient or less profitable mills or machines after the closing of the Acquisition. The pro forma adjustments to the balance sheet and income statements represent management’s best estimates based on information available at the time the pro forma information was prepared and may differ from the adjustments that may actually be required. Accordingly, the pro forma financial information should not be relied upon as being indicative of the historical results that would have been realized had the Acquisition occurred as of the dates indicated or that may be achieved in the future.

We have limited ability to pass through increases in our costs. Increases in our costs or decreases in our paper prices could adversely affect our business, financial condition and results of operations.

Our earnings are sensitive to changes in the prices of our paper products. Fluctuations in paper prices, and coated paper prices in particular, historically have had a direct effect on the net income (loss), EBITDA and Consolidated Adjusted EBITDA of both NewPage and SENA, for several reasons:

•

Market prices for paper products are a function of supply and demand, factors over which we have limited control. We therefore have limited ability to control the pricing of our products. According to RISI, market prices of grade No. 3 coated paper, 60 lb. weight, which is an industry benchmark for coated freesheet paper pricing, have fluctuated since 2000 from a high of $950 per ton to a low of $705 per ton. According to RISI, market prices of grade No. 4 coated paper, 50 lb. weight, which is an industry benchmark for coated groundwood paper pricing, and grade SC-A, 35 lb. weight, which is an industry benchmark for supercalendered paper pricing, have generally followed a similar trend. Because market conditions determine the price for our paper products, the price for our products could fall below our cash production costs.

•

Market prices for paper products typically are not directly affected by raw material costs or other costs of sales, and consequently we have limited ability to pass through increases in our costs to our customers absent increases in the market price. Thus, even though our costs may increase, our customers may not accept price increases for our products, or the prices for our products may decline.

•

Paper manufacturing is highly capital-intensive and a large portion of our and our competitors’ operating costs are fixed. Additionally, paper machines are large, complex systems that operate more efficiently when operated continuously. Consequently, both we and our competitors typically continue to run our machines whenever marginal sales exceed the marginal costs.

Our ability to achieve acceptable margins is, therefore, principally dependent on managing our cost structure and managing changes in raw materials prices, which represent a large component of our operating costs and fluctuate based upon factors beyond our control. If the prices of our products decline, or if our raw material costs increase, or both, it could have a material adverse effect on our business, financial condition and results of operations.

Over the last five years, the U.S. dollar has decreased significantly in value relative to the Canadian dollar. Most of the raw material, labor and other cost of sales at SENA’s Port Hawkesbury mill are denominated in Canadian dollars. Because North American prices for the products produced at Port Hawkesbury are determined primarily by the U.S. dollar price per ton charged by U.S. producers, the weaker U.S. dollar has impaired the ability of SENA’s Port Hawkesbury mill to profitably compete in the U.S. market.

The paper industry is cyclical. Fluctuations in supply and demand for our products could materially adversely affect our business, financial condition and results of operations.

The paper industry is a commodity market and is subject to cyclical market pressures. North American demand for coated paper and specialty paper products tends to decline during a weak U.S. economy. Accordingly, deteriorating general economic conditions may have a material adverse effect on the demand for our products, which could have a material adverse effect on our business, financial condition and results of operations. In particular, the demand for coated paper is affected by spending on catalog and promotional materials by retailers and spending on magazine advertising, which affects the number of printed pages in magazines. In addition, currency fluctuations can have a significant effect on the supply of coated paper and specialty paper products in North America. If the U.S. dollar strengthens, imports may increase, which, in turn, would cause the supply of paper products available in the North American market to increase. An increased supply of paper in North America could put downward pressure on prices and cause us to lose sales to competitors, either of which could have a material adverse effect on our business, financial condition and results of operations.

The markets in which we operate are highly competitive.

Our business is highly competitive. Competition is based largely on price. We compete with numerous North American paper manufacturers. We also face competition from foreign producers, some of which we believe are lower cost producers than we are. Foreign overcapacity could result in an increase in the supply of paper products available in the North American market. Asian producers, in particular, have significantly increased imports to the U.S. in recent years, and we believe that producers in China, Indonesia and South Korea are selling in our markets at less than fair value and are being subsidized by their governments. We filed petitions seeking antidumping and countervailing duties on imports of coated freesheet paper from China, Indonesia and South Korea. The U.S. International Trade Commission determined that no material injury to the domestic industry has occurred and, as a result of that determination, no antidumping and countervailing duties will be imposed on imports of coated freesheet paper from these countries.

Our non-U.S. competitors may develop a competitive advantage over us and other U.S. producers if the U.S. dollar strengthens in comparison to the home currency of those competitors, if the home currency of those competitors (particularly in China) is maintained by their governments at a low value compared to the U.S. dollar, if those competitors receive governmental subsidies or incentives or if ocean shipping rates decrease. If the U.S. dollar strengthens, if foreign currencies are maintained at low values, if shipping rates decrease, if foreign producers receive governmental subsidies or incentives or if overseas supply exceeds demand, imports may increase, which, in turn, would cause the supply of paper products available in the North American market to increase. An increased supply of paper could cause us to lower our prices or lose sales to competitors, either of which could have a material adverse effect on our business, financial condition and results of operations.

In addition, the following factors will affect our ability to compete:

•	product availability;

•	the quality of our products;

•	our breadth of product offerings;

•	our ability to maintain plant efficiencies and high operating rates and thus lower our average manufacturing costs per ton;

•	customer service and our ability to distribute our products on time;

•	costs to comply with environmental laws and regulations;

•	our ability to produce products that meet customer requirements for the use of sustainable forestry principles, recycled content and environmentally friendly energy sources; and

•	the availability or cost of chemicals, wood, energy and other raw materials and labor.

Furthermore, some of our competitors have greater financial and other resources than we do or may be better positioned than we are to compete for certain opportunities.

If we are unable to obtain raw materials, including petroleum-based chemicals, at favorable prices, or at all, it could adversely affect our business, financial condition and results of operations.

We have no significant timber holdings in the United States and purchase wood, chemicals and other raw materials from third parties. We may experience shortages of raw materials or be forced to seek alternative sources of supply. If we are forced to seek alternative sources of supply, we may not be able to do so on terms as favorable as our current terms or at all. The prices for many chemicals, especially petroleum-based chemicals, have increased over the last few years. In addition, chemical prices have historically been and are expected to continue to be volatile. Chemical suppliers that use petroleum-based products in the manufacture of their chemicals may, due to a supply shortage, ration the amount of chemicals available to us or we may not be able to obtain the chemicals we need at favorable prices, if at all. Certain specialty chemicals that we purchase are available only from a small number of suppliers. If any of these suppliers were to cease operations or cease doing business with us, we may be unable to obtain these chemicals at favorable prices, if at all. In addition, wood prices are dictated largely by demand. Wood supply is sometimes limited by fire, insect infestation, disease, ice and wind storms, floods or other weather conditions. Chemical suppliers may be adversely affected by, among other things, hurricanes and other natural disasters. Any disruption in the supply of chemicals, wood or other inputs could affect our ability to meet customer demand in a timely manner and could harm our reputation. As we have limited ability to pass through increases in our costs to our customers absent increases in market prices for our products, material increases in the cost of our raw materials could have a material adverse effect on our business, financial condition and results of operations.

We are involved in continuous manufacturing processes with a high degree of fixed costs. Any interruption in the operations of our manufacturing facilities may affect our operating performance.

We seek to run our paper machines and pulp mills on a nearly continuous basis for maximum efficiency. Any unplanned plant downtime at any of our paper mills results in unabsorbed fixed costs that negatively affect our results of operations for the period in which we experience the downtime. Due to the extreme operating conditions inherent in some of our manufacturing processes, we may incur unplanned business interruptions from time to time and, as a result, we may not generate sufficient cash flow to satisfy our operational needs. In addition, many of the geographic areas where our production is located and where we conduct our business may be affected by natural disasters, including snow storms, tornadoes, forest fires and flooding. These natural disasters could disrupt the operation of our mills, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, during periods of weak demand for paper products or periods of rising costs, we may need to schedule market-related downtime, which could have a material adverse effect on our financial condition and results of operations.

Our operations require substantial ongoing capital expenditures, and we may not have adequate capital resources to fund all of our required capital expenditures.

Our business is capital intensive, and we incur capital expenditures on an ongoing basis to maintain our equipment and comply with environmental laws and regulations, as well as to enhance the efficiency of our operations. Our pro forma capital expenditures were $148 million during 2006, including $54 million for maintenance capital expenditures and $21 million for environmental capital expenditures related to our facilities. Our total pro forma capital expenditures for the twelve months ended September 30, 2007 were $139 million, including $56 for maintenance capital expenditures and $21 million for environmental capital expenditures. We expect to spend approximately $235 million on capital expenditures during 2008, including $88 million for maintenance and $4 million for environmental capital expenditures. We anticipate that our available cash resources and cash generated from operations will be sufficient to fund our operating needs and capital expenditures for the foreseeable future. However, if we require additional funds to fund our capital expenditures, we may not be able to obtain them on favorable terms, or at all. If we cannot maintain or upgrade our facilities and equipment as we require or to ensure environmental compliance, it could have a material adverse effect on our business, financial condition and results of operations.

Rising energy or chemical prices or supply shortages could adversely affect our business, financial condition and results of operations.

Although a significant portion of our energy requirements is satisfied by steam produced as a byproduct of our manufacturing process, we purchase natural gas, coal and electricity to run our mills. Energy costs increased during 2006 and over the first nine months of 2007 and are expected to remain volatile for the foreseeable future. In addition, energy suppliers and chemical suppliers that use petroleum-based products in the manufacture of their chemicals may, due to supply shortages, ration the amount of energy or chemicals available to us and we may not be able to obtain the energy or chemicals we need to operate our business at acceptable prices or at all. Any significant energy or chemical shortage or significant increase in our energy or chemical costs in circumstances where we cannot raise the price of our products due to market conditions could have a material adverse effect on our business, financial condition and results of operations. Furthermore, we are required to post letters of credit or other financial assurance obligations with certain of our energy and other suppliers, which could limit our financial flexibility. Additionally, due to increased fuel costs, suppliers, distributors and freight carriers have charged fuel surcharges, which have increased recently. If these fuel surcharges continue to increase significantly, they could have a material adverse effect on our business, financial condition and results of operations.

In addition, an outbreak or escalation of hostilities between the United States and any foreign power and, in particular, events in the Middle East, or weather events such as hurricanes, could result in a real or perceived shortage of oil or natural gas, which could result in an increase in energy or chemical prices.

NewPage and SENA depend on a small number of customers for a significant portion of their business.

On a combined basis, our largest customer, xpedx, a division of International Paper Company, accounted for 21% of our 2006 pro forma net sales and 20% of our pro forma net sales for the twelve months ended September 30, 2007. Our ten largest customers (including xpedx) accounted for 53% of our 2006 pro forma net sales and 51% of our pro forma net sales for the twelve months ended September 30, 2007. The loss of, or significant reduction in orders from, any of these customers or other customers could have a material adverse effect on our business, financial condition and results of operations, as could significant customer disputes regarding shipments, price, quality or other matters.

Furthermore, we extend trade credit to certain of our customers to facilitate the purchase of our products, and rely on their creditworthiness. Accordingly, a bankruptcy or a significant deterioration in the financial condition of any of our significant customers could have a material adverse effect on our business, financial condition and results of operations, due to a reduction in purchases, a longer collection cycle or an inability to collect accounts receivable.

Litigation could be costly and harmful to our business.

We are involved in various claims and lawsuits from time to time. For example, in 1998 and 1999, the Environmental Protection Agency, or EPA, issued Notices of Violation, or NOV, to eight paper industry facilities, including our Luke, Maryland mill, alleging violation of certain prevention of significant deterioration, or PSD, regulations under the Clean Air Act. In 2000, an enforcement action was brought in Federal District Court in Maryland against the predecessor of MeadWestvaco, asserting that the predecessor did not obtain PSD permits or install required pollution controls in connection with capital projects carried out in the 1980s at the Luke mill. The complaint sought penalties of $27,500 per day for each claimed violation together with the installation of control equipment. MeadWestvaco has agreed to indemnify us for substantially all of our liability under these claims to the extent reserves were not previously established or the liability exceeds amounts budgeted by MeadWestvaco in connection with these matters. However, if we incur liability for this lawsuit and we are unable to obtain indemnification from MeadWestvaco, we may incur substantial costs, which may include costs in connection with the penalties and the installation of additional pollution control equipment.

In March 2000, the EPA issued a NOV and a Finding of Violation, or FOV, to SENA’s Wisconsin Rapids Pulp mill alleging violation of the PSD regulations and the New Source Performance Standard, or NSPS, requirements under the Clean Air Act arising from projects implemented at the mill between 1983 and 1991. The EPA is seeking the installation of additional air pollution control equipment and an $8 million penalty. The matter has been referred to the Department of Justice. In July 2002, the EPA issued a NOV and a FOV to SENA’s Niagara mill alleging PSD and NSPS violations relating to projects implemented at the mill from 1995 to 1997. SENA is defending these NOVs and FOVs. In July 2004, the EPA issued an administrative order alleging noncompliance with respect to certain standards for volatile organic compounds, or VOC emissions at the Biron and Whiting mills. The EPA issued an amended administrative order in November 2004. The administrative orders required SENA to perform certain emissions testing at the mills, which was performed in 2005. In January 2007, the Wisconsin Department of Natural Resources, or WDNR, issued a NOV alleging exceedence of VOC emissions and best available control technology, or BACT, limit from a process line at the Biron facility. The NOV was based on emission testing performed in 2005 showing that actual emissions exceeded the BACT limit contained in the facility’s permit. The mill is working with the WDNR to resolve the NOV and will request a permit modification to adjust the emission limit. SEO has agreed to indemnify us for 75% of certain expenses relating to these matters, including losses arising from the design and installation of air pollution control equipment and for 75% of air compliance penalties, provided the expenses and penalties are incurred within a five year period following closing of the Acquisition and that SEO’s obligations with respect to the boiler Maximum Achievable Control Technology rule is limited to 50% of the initial $35 million of certain compliance costs. If we incur liability for these actions and we are unable to obtain indemnification from SEO, we may incur substantial costs in connection with penalties and the installation of additional pollution control equipment.

In addition, we may be involved in various other claims and legal actions that arise in the ordinary course of business, including claims and legal actions related to environmental laws and regulations. Any of these claims or legal actions could materially adversely affect our business, results of operations and financial condition.

Rising postal costs could weaken demand for our paper products.

A significant portion of paper is used in periodicals, catalogs, flyers and other promotional materials. Many of these materials are distributed through the mail. Future increases in the cost of postage could reduce the frequency of mailings, reduce the number of pages in advertising materials or cause advertisers to use alternate methods to distribute their advertising materials. Any of the foregoing could decrease the demand for our products, which could materially adversely affect our business, financial condition and results of operations.

Developments in alternative media could adversely affect the demand for our products.

Trends in advertising, electronic data transmission and storage and the Internet could have adverse effects on traditional print media, including our products and those of our customers, but neither the timing nor the extent of those trends can be predicted with certainty. Our magazine and catalog publishing customers may increasingly use, and compete with businesses that use, other forms of media and advertising and electronic data transmission and storage, particularly the Internet, instead of paper made by us. As the use of these alternatives grows, demand for our paper products could decline.

The failure of Accenture to perform its obligations under, or the termination or expiration of, our information technology and human resources services agreements, could have a material adverse effect on our business, financial condition and results of operations.

Our ability to monitor and control our operations effectively depends to a large extent on the proper functioning of our information technology and other business support systems. We have an agreement with Accenture, under which Accenture provides a substantial portion of the information technology, through January 31, 2013, and human resources services, through December 31, 2012, in each case necessary to support our operations. If Accenture fails to provide these services or does not do so in a satisfactory manner, it could have a material adverse effect on our business, financial condition and results of operations. If we materially breach our obligations under the agreement and fail to cure the breach within 30 days, Accenture may immediately terminate the agreement. Upon any termination or expiration of our agreement with Accenture, we will need to either perform these functions internally or obtain these services from third parties. We may not be able to do so on a cost-effective basis or at all, which could have a material adverse effect on our business, financial condition and results of operations.

Our business may suffer if we do not retain our senior management.

We depend on our senior management. The loss of services of members of our senior management team could adversely affect our business until suitable replacements can be found. There may be a limited number of persons with the requisite skills to serve in these positions and we may be unable to locate or employ qualified personnel on acceptable terms. In addition, our future success requires us to continue to attract and retain competent personnel. We may experience an increase in turnover among senior personnel as a result of the Acquisition.

A large percentage of our employees are unionized. Wage increases or work stoppages by our unionized employees may have a material adverse effect on our business, financial condition and results of operations.

As of September 30, 2007, on a combined basis, we and SENA would have had approximately 8,500 employees. Approximately 70% of our combined total employees were represented by labor unions. As of September 30, 2007, on a combined basis, we had 20 collective bargaining agreements expiring at various times between May 31, 2008 and November 30, 2010, with 4 collective bargaining agreements covering approximately 1,600 employees expiring before December 31, 2008. One contract, with the Communications, Energy & Paperworkers Union of Canada covering approximately 50 employees at the woods division of SENA’s Port Hawkesbury, Nova Scotia mill, expired in May 2004 and is currently under renegotiation. SENA’s Port Hawkesbury, Nova Scotia mill was closed from December 2005 until October 2006 due to a labor dispute.

We may become subject to material cost increases or additional work rules imposed by agreements with labor unions. This could increase expenses in absolute terms and as a percentage of net sales. In addition, work stoppages or other labor disturbances may occur in the future. Any of these factors could negatively affect our business, financial condition and results of operations.

We depend on third parties for certain transportation services.

We rely primarily on third parties for transportation of our products to our customers and transportation of our raw materials to us, in particular, by truck and train. If any of our third-party transportation providers fail to deliver our products in a timely manner, we may be unable to sell them at full value. Similarly, if any of our transportation providers fail to deliver raw materials to us in a timely manner, we may be unable to manufacture our products on a timely basis. Shipments of products and raw materials may be delayed due to weather conditions, strikes or other events. Any failure of a third- party transportation provider to deliver raw materials or products in a timely manner could harm our reputation, negatively affect our customer relationships and have a material adverse effect on our business, financial condition and results of operations. In addition, our ability to deliver our products on a timely basis could be adversely affected by the lack of adequate availability of transportation services, especially rail capacity, whether because of work stoppages or otherwise. Furthermore, increases in the cost of our transportation services could cause a material adverse effect on our business, financial condition and results of operations.

We are subject to various environmental regulations that could impose substantial costs upon us and may adversely affect our operating performance.

Our business is subject to a wide range of federal, state, local, provincial and foreign general and industry-specific environmental, health and safety laws and regulations, including those relating to air emissions, wastewater discharges, solid and hazardous waste management and disposal and site remediation. Compliance with these laws and regulations is a significant factor in our business. We have made, and will continue to make, significant expenditures to comply with these requirements. Significant expenditures also could be required for compliance with any future laws or regulations relating to greenhouse gas or other emissions. In addition, we handle and dispose of wastes arising from our mill operations and operate a number of landfills to handle that waste. While we believe, based upon current information, that we are currently in substantial compliance with all applicable environmental laws and regulations, we could be subject to potentially significant fines, penalties or criminal sanctions for failure to comply. Moreover, under certain environmental laws, a current or previous owner or operator of real property, and parties that generate or transport hazardous substances that are disposed of at real property, may be held liable for the cost to investigate or clean up that real property and for related damages to natural resources. We may be subject to liability, including liability for investigation and cleanup costs, if contamination is discovered at one of our paper mills or other locations where we have disposed of, or arranged for the disposal of, wastes. MeadWestvaco, and to a lesser extent, SEO, have separately agreed to indemnify us, subject to certain limitations, for certain environmental liabilities. There can be no assurance that MeadWestvaco or SEO will perform under any of their respective environmental indemnity obligations or that the indemnity will adequately cover us in the event of any environmental liabilities, which could have a material adverse effect on our financial condition and results of operations. Furthermore, we agreed to indemnify the purchaser of our carbonless paper business for certain environmental liabilities, subject to certain limitations. We also could be subject to claims brought pursuant to applicable laws, rules or regulations for property damage or personal injury resulting from the environmental impact of our operations, including due to human exposure to hazardous substances. Increasingly stringent environmental requirements, more aggressive enforcement actions or policies, the discovery of unknown conditions or the bringing of future claims may cause our expenditures for environmental matters to increase, and we may incur material costs associated with these matters.

As a result of the Acquisition, some of our operations will be subject to Canadian government regulation and we will be subject to foreign currency risk.

The SENA business includes the Port Hawkesbury, Nova Scotia mill and management of woodlands in Canada. Our operations in Canada will be subject to Canadian laws and regulations, as well as foreign currency risk. The Canadian dollar has recently strengthened dramatically versus the U.S. dollar, which makes imports to the United States of paper products made in SENA’s Port Hawkesbury, Nova Scotia mill unprofitable. We cannot assure you we will be able to manage our Canadian operations profitably.

If we fail to achieve and maintain effective internal controls, it could have a material adverse effect on our business in the future.

We will be subject to the requirements of Section 404 of the Sarbanes-Oxley Act as of December 31, 2007. The SENA business, as operated by SEO, used SEO’s internal control procedures. Integration of the SENA business may require substantial modifications to the internal control procedures of the SENA business and NewPage that may be costly and time consuming. Our failure to maintain an effective internal control environment could have a material adverse effect on our business and our ability to access capital markets.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The unaudited pro forma statement of operations data set forth below gives effect to the Transactions as if they had occurred on January 1, 2006, and the pro forma balance sheet data gives effect to the Transactions as if they had occurred on September 30, 2007. The pro forma data are unaudited, are for informational purposes only and are not necessarily indicative of what our financial position or results of operations would have been had the Transactions been completed as of such dates and do not purport to represent what our financial position, results of operations or cash flows might be for any future period.

The Acquisition will be accounted for using the purchase method of accounting. Under purchase accounting, the total Acquisition consideration will be allocated to the assets and liabilities of SENA based upon the fair value of assets being acquired and liabilities being assumed. The unaudited pro forma consolidated financial data reflects management’s preliminary valuation of assets being acquired and liabilities being assumed. The final allocation of the Acquisition consideration will be based upon management’s consideration of valuation studies and post-closing purchase price adjustments. Any adjustments based on that final valuation may change the allocations of the Acquisition consideration, which could affect the fair value assigned to the assets and liabilities and could result in a material change to the unaudited pro forma consolidated financial data.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2007

	NewPage Corporation	Stora Enso North America	Adjustments		Pro Forma NewPage Corporation
	(dollars in millions)
ASSETS
Cash and cash equivalents	$67	$233	$(293	)(1)	$7
Accounts receivable, net	182	188	—		370
Inventories	308	330	—		638
Other current assets	33	86	—		119

Total current assets	590	837	(293)		1,134
Property, plant and equipment, net	1,270	2,386	166	(2)	3,822
Intangibles and other assets	121	294	(215	)(3)(4)	200

TOTAL ASSETS	$1,981	$3,517	$(342)		$5,156

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable	$139	$196	$—		$335
Accrued expenses	148	183	—		331
Current maturities of long-term debt	5	1,465	(1,454	)(5)(6)	16

Total current liabilities	292	1,844	(1,454)		682
Long-term debt	1,265	132	1,529	(7)	2,926
Other long-term obligations	72	470	75	(8)	617
Commitments and contingencies
Minority interest	32	—	—		32

STOCKHOLDER’S EQUITY
Paid-in capital	398	1,125	(531	)(9)(10)	992
Accumulated deficit	(93)	—	(15	)(11)	(108)
Accumulated other comprehensive income (loss)	15	(54)	54	(12)	15

Total stockholder’s equity	320	1,071	(492)		899

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$1,981	$3,517	$(342)		$5,156

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2007

(dollars in millions)

(1)	Reflects a decrease of $233 to eliminate the cash of SENA that will be retained by SEO at the closing of the Acquisition and a decrease of $60 to reflect cash used by NewPage to fund part of the purchase price of the Acquisition.
(2)	Reflects an increase of $166 associated with the estimated increase in the carrying value of property, plant and equipment, based on preliminary estimates of the allocation of the estimated purchase price for SENA.
(3)	Reflects a decrease of $280 to eliminate the historical goodwill on SENA’s balance sheet and an increase of $20 associated with the estimated increase in the carrying value of intangible and other assets, based on preliminary estimates of the allocation of the estimated purchase price for SENA.
(4)	Reflects a decrease of $11 for the write-off of deferred financing costs related to NewPage’s pre-Acquisition term loan and an increase of $56 for the estimated financing costs on the debt incurred to finance the Acquisition.
(5)	Reflects a decrease of $1,465 for SENA’s pre-Acquisition short-term debt that will be repaid at or prior to the consummation of the Acquisition.
(6)	Reflects a decrease of $5 for NewPage’s pre-Acquisition term loan and an increase of $16 for the current maturities of the new term loan to be entered into by NewPage as part of the financing for the Acquisition.
(7)	Reflects a decrease of $495 for repayment of NewPage’s pre-Acquisition term loan and an increase of $2,024 for the estimated long-term debt to be incurred by NewPage as part of the financing for the Acquisition, consisting of $1,568 for the long-term portion of the new term loan, net of original issue discount of $16, and $456 for the notes offered hereby, excluding any original discount on the notes offered hereby.
(8)	Reflects an increase of $1 to recognize liabilities assumed by NewPage as part of the Acquisition and an increase of $74 associated with the estimated deferred tax liabilities recognized as a result of the excess of the carrying value of property, plant and equipment and other assets, based on preliminary estimates of the allocation of the estimated purchase price for SENA over the historical tax bases of the acquired business.
(9)	Reflects a decrease of $1,125 for the elimination of historical equity of SENA.
(10)	Reflects an increase of $594 associated with the estimated values of the $200 NewPage Group PIK Notes and the 19.9% equity interest to be issued by NewPage Group to SEO as part of the financing for the Acquisition, each of which will be treated as an investment in NewPage.
(11)	Reflects a decrease of $15 for the write-off of the remaining unamortized deferred debt issue costs for NewPage’s pre-Acquisition term loan ($11) and estimated issue costs to be recognized as of the closing of the Acquisition for other financing commitments in connection with the Acquisition ($4).
(12)	Reflects a decrease of $54 to eliminate SENA’s historical accumulated other comprehensive income (loss).

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2006

	NewPage Corporation	Stora Enso North America	Adjustments		Pro Forma NewPage Corporation
	(dollars in millions)
Net sales	$2,038	$2,030	$—		$4,068

Cost of sales	1,825	1,989	11	(1)	3,825
Selling, general and administrative expenses	112	108	1	(2)	221
Property, plant and equipment impairment	—	113	—		113
Interest expense	146	92	75	(3)	313
Other (income) expense, net	(25)	(1)	—		(26)

Income (loss) from continuing operations before income taxes	(20)	(271)	(87)		(378)
Income tax (benefit)	(4)	(28)	—		(32)

Income (loss) from continuing operations	$(16)	$(243)	$(87)		$(346)

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2007

	NewPage Corporation	Stora Enso North America	Adjustments		Pro Forma NewPage Corporation
	(dollars in millions)
Net sales	$1,516	$1,728	$—		$3,244
Cost of sales	1,347	1,710	8	(1)	3,065
Selling, general and administrative expenses	76	67	1	(2)	144
Interest expense	97	61	66	(3)	224
Other (income) expense, net	—	(1)	—		(1)

Income (loss) from continuing operations before income taxes	(4)	(109)	(75)		(188)
Income tax (benefit)	—	(25)	—		(25)

Income (loss) from continuing operations	$(4)	$(84)	$(75)		$(163)

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

TWELVE MONTHS ENDED SEPTEMBER 30, 2007

	NewPage Corporation	Stora Enso North America	Adjustments		Pro Forma NewPage Corporation
	(dollars in millions)
Net sales	$2,035	$2,278	$—		$4,313
Cost of sales	1,823	2,251	11	(1)	4,085
Selling, general and administrative expenses	107	94	1	(2)	202
Property, plant and equipment impairment	—	113	—		113
Interest expense	132	85	85	(3)	302
Other (income) expense, net	(1)	(1)	—		(2)

Income (loss) from continuing operations before income taxes	(26)	(264)	(97)		(387)
Income tax (benefit)	(4)	(39)	—		(43)

Income (loss) from continuing operations	$(22)	$(225)	$(97)		$(344)

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

dollars in millions

(1)	Reflects an increase for estimated annual depreciation and amortization associated with the increased carrying value of property, plant and equipment and other assets, based on the preliminary estimates of the allocation of the estimated purchase price for SENA as follows:

	Year Ended Dec. 31, 2006	Nine Months Ended Sept. 30, 2007	Twelve Months Ended Sept. 30, 2007
Increase in depreciation and amortization expense	$11	$8	$11

(2)	Reflects an increase for estimated amortization of intangible assets associated with the increased carrying value of intangible assets, based on preliminary estimates of the allocation of the estimated purchase price for SENA as follows:

	Year Ended Dec. 31, 2006	Nine Months Ended Sept. 30, 2007	Twelve Months Ended Sept. 30, 2007
Increase in amortization expense	$1	$1	$1

(3)	Reflects the reduction of interest on SENA’s pre-Acquisition long-term debt that will be repaid by SENA or SEO prior to the consummation of the Acquisition. Also reflects our pro forma interest expense and the amortization of financing costs over the terms of the corresponding debt. A summary follows:

	Year Ended Dec. 31, 2006	Nine Months Ended Sept. 30, 2007	Twelve Months Ended Sept. 30, 2007
Pro forma interest expense (a)	$193	$144	$193
Elimination of SENA historical interest expense	(83)	(54)	(76)
Elimination of NewPage historical interest expense on the existing term loan	(42)	(29)	(39)
Amortization of deferred financing fees and original issue discount (b)	7	5	7

Net increase in interest expense	$75	$66	$85

(a)	Represents pro forma interest expense calculated using interest rates as of September 30, 2007 for (i) assumed commitment fees for the estimated increase in letters of credit and the increase in the unused balance related to the senior secured revolving credit facility, (ii) assumed interest rates on the new $1,600 senior secured term loan and (iii) 10% on $456 of senior secured notes due 2012. Pro forma interest expense assumes that there has been no draw down under the revolver. Each one-eighth of one percent change in interest rates would result in (i) a $0.6 change in the annual interest expense on the revolving senior secured credit facility, assuming the entire revolving loan were drawn, and (ii) a $2 change in the annual interest expense on the senior secured term loan facility.
(b)	Deferred financing fees and original issue discount are amortized over the life of the various debt instruments.

Note: Upon consummation of the Acquisition, we will incur approximately $42 of costs in connection with entering into the new senior secured credit facility and $4 of fees for other financing commitments related to the Acquisition. We also have $14 of deferred financing costs recorded on our balance sheet related to the pre-Acquisition senior secured credit facility. After the closing, we will perform an analysis to determine the costs that are related to an extinguishment or a modification of our historical senior secured credit facility and the costs related to the new senior secured credit facility. This analysis may result in our recognizing some or all of these costs at the closing of the Acquisition. These costs have not been reflected in the unaudited pro forma consolidated statement of operations.

Note: Certain executive officers of NewPage are entitled to an amount equal to three times their base salary less their purchase price for the stock in NewPage Group purchased by them if their termination of employment is within 12 months following a significant acquisition by us of a company of similar size; however, if at the time of termination, the fair market value of the stock is less than their purchase price, they will also receive that difference. In addition, if a holder of stock of NewPage Group is terminated without “cause” or resigns with “good reason,” NewPage Group must purchase all of the stock held by the holder for fair market value. We may be required to recognize expense for costs to settle these contracts for executive officers who are terminated after the Acquisition. These costs have not been reflected in the pro forma consolidated statement of operations.

SELECTED PORTIONS OF MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with the historical financial statements, including the related notes, of each of NewPage and SENA. In addition, the statements in the discussion and analysis regarding our expectations regarding the performance of our business and any forward-looking statements are subject to numerous risks and uncertainties. See “Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. Except where indicated below, the following discussion and analysis of our and SENA’s financial condition, results of operations and cash flows covers periods prior to the Transactions. Accordingly, the discussion and analysis of historical periods do not reflect the significant effect that the Transactions will have on us, including increased levels of indebtedness and the effect of purchase accounting.

The information contained below does not include the discussion of NewPage’s results of operations for the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006, 2006 compared to 2005, or 2005 compared to 2004. NewPage’s results of operations for all of the foregoing periods have previously been included in its public filings.

Selected Factors That Affect Our Operating Results

Net Sales

Net sales are a function of the number of tons of paper that we sell and the price at which we sell our paper. Demand for coated, supercalendered and specialty paper is cyclical, which results in changes in both volume and price. Paper prices historically have been a function of macroeconomic factors, such as the strength of the United States economy and import levels, that are largely out of our control. Price has historically been substantially more variable than volume and can change significantly over relatively short time periods. Coated freesheet paper purchases typically are made by customers pursuant to purchase orders on an as-needed basis, and generally are not made under contracts that provide for fixed prices or minimum volume commitments. Coated groundwood and supercalendered paper are typically sold to customers under contracts that provide for fixed prices and minimum volume commitments. Historically, NewPage sold excess pulp to third parties, but, following the Acquisition, we intend to use substantially all of NewPage’s existing excess pulp production internally at SENA’s mills. Uncoated paper and pulp prices have not historically had a material effect on our operating results because uncoated paper and pulp have not comprised a material portion of our net sales. For the twelve month period ended September 30, 2007, approximately 16% of SENA’s tons sold consisted of supercalendered paper. As a result, following the Acquisition, our operating results will be more affected by the demand for and prices of types of paper other than coated paper, particularly supercalendered paper.

Our earnings are sensitive to price changes for our principal products, with price changes in coated paper having the greatest effect. Fluctuations in paper prices historically have had a direct effect on our and SENA’s results for several reasons:

•	Market prices for paper products are a function of supply and demand, factors over which we have limited control.

•

Market prices for paper products typically are not directly affected by raw material costs or other costs of sales, and consequently there is limited ability to pass through increases in costs to customers absent increases in the market price.

•

The manufacturing of paper is highly capital-intensive and a large portion of operating costs is fixed. Additionally, paper machines are large, complex systems that operate more efficiently when operated continuously. Consequently, both we and our competitors typically continue to run our machines whenever marginal sales exceed the marginal costs.

Cost of Sales

The principal components of our and SENA’s cost of sales are chemicals, wood, energy, labor, maintenance and depreciation and amortization. Costs for commodities, including chemicals, wood and energy, are the most variable component of cost of sales because the prices of many of the commodities that we and SENA use can fluctuate substantially, sometimes within a relatively short period of time. In addition, commodity purchases fluctuate based on the volume of paper that is produced. We do not track wood, energy or chemicals on a cost of sales basis, but instead track these costs on a cost of production basis. Cost of production is calculated using the cost for the number of tons of paper produced instead of the cost for the number of tons of paper sold.

Following the Acquisition, we will seek to reduce cost of sales by using NewPage’s existing excess pulp production internally to reduce purchases of market pulp for SENA’s mills. We also will seek to lower costs by:

•	reallocating production of paper grades across our combined machine base, resulting in operation of machines in narrower ranges around their peak production;

•	negotiating lower prices for higher volume purchases of raw materials;

•	shutting down or idling some of our less efficient, highest cash cost machines; and

•	reallocating production among our combined mills to produce more product in greater proximity to customers, lowering freight rates.

Wood.    Our costs to purchase wood are affected directly by market costs of wood in our regional markets and indirectly by the effect of higher fuel costs on logging and transportation of timber to our facilities. While we and SENA have in place fiber supply agreements that ensure a portion of our wood requirements, purchases under these agreements are typically at market rates.

Purchased Pulp.    SENA historically has been a net purchaser of market pulp. Following the Acquisition, we expect to use excess pulp produced at our existing mills primarily at the mills being acquired from SENA, thus reducing the amount of pulp purchased for use at SENA mills from third parties. On a combined basis, NewPage and SENA will produce approximately 80% of their pulp requirements. We expect the remainder to be supplied through open market purchases and supply agreements. The price of market pulp has fluctuated significantly. Pulp prices fluctuate due to changes in worldwide consumption of pulp, pulp capacity additions, expansions or curtailments affecting the supply of pulp, changes in inventory levels by pulp consumers, which affect short-term demand, and pulp producer cost changes related to wood availability and environmental issues.

Chemicals.    Certain chemicals used in the paper-making process are petroleum-based and fluctuate with the price of crude oil. The price for the largest component of our chemical costs, latex, has historically been volatile. The price of latex increased significantly during 2007 as compared to 2006, and we expect the price of latex to remain volatile throughout at least the near term.

Energy.    We and SENA produce a large portion of our energy requirements, generating approximately 43% of our 2006 energy needs on a pro forma basis. The energy we and SENA purchase from third-party suppliers consists of electricity and fuel, primarily consisting of natural gas and coal, to generate some of our own energy. Increases in the price of crude oil have affected the cost of purchased energy. We estimate that for each $1 increase in the cost of a barrel of crude oil, on a pro forma basis, our direct energy costs and indirect costs, such as costs for transportation and petroleum-derived chemicals, increase by approximately $6 million annually. We expect crude oil and energy costs to remain volatile for the foreseeable future. As prices fluctuate, we have the ability to switch between certain energy sources, within constraints, in order to reduce costs.

In June 2006, we consummated the sale of two hydroelectric generating facilities located on the Androscoggin River in Rumford, Maine. Between the hydroelectric generating facilities and the cogeneration facility operated by Rumford Cogeneration Company L.P., we historically generated more electricity than the Rumford paper mill could utilize and sold excess electricity to third parties. As a result of the sale of the hydroelectric generating facilities, we believe that our power generation and usage at that location are more closely aligned. However, our energy costs have increased after the sale of the hydroelectric generating facilities as a result of the loss of sales of excess electricity and the need to replace electricity generated from the hydroelectric generating facilities with electricity generated from our cogeneration partnership at higher rates.

Consolidated Water Power Company, or CWPCo, a wholly-owned subsidiary of SENA which will be acquired in the Acquisition, provides electric energy to its mills in central Wisconsin. CWPCo has 33.3 megawatts of generating capacity on 39 generators located in five hydroelectric plants on the Wisconsin River. CWPCo is a regulated public utility and also provides electricity to a small number of residential, light commercial and light industrial customers.

Labor costs.    Labor costs include wages, salary and benefit expenses attributable to mill personnel. Mill employees at a non-managerial level are compensated on an hourly basis in accordance with the terms of union contracts and management employees are compensated on a salaried basis. Wages, salary and benefit expenses included in cost of sales do not vary significantly over the short term. Following the Acquisition, the size of our and SENA’s combined hourly labor force is not currently expected to increase. We have not experienced significant labor shortages, although SENA’s Port Hawkesbury, Nova Scotia mill was closed from December 2005 until October 2006 due to a labor dispute. Following the Acquisition, we intend to lower benefit costs by freezing SENA’s defined benefit pension plans for salaried employees.

Maintenance.    Maintenance expense includes day-to-day maintenance, equipment repairs and larger maintenance projects, such as paper machine shutdowns for annual maintenance. Day-to-day maintenance expenses have not varied significantly from year to year. Larger maintenance projects and equipment expenses can produce year-to-year fluctuations in maintenance expenses. In conjunction with annual maintenance shutdowns, we and SENA incur incidental incremental costs that are primarily comprised of unabsorbed fixed costs from lower production volumes and other incremental costs for purchased materials and energy that would otherwise be produced as part of normal operations of the mills.

Depreciation and amortization.    Depreciation and amortization expense for assets associated with mill operations is included in cost of sales. Depreciation and amortization expense for assets associated with non-mill related assets is included in selling, general and administrative expense. Under purchase accounting, the total Acquisition consideration will be allocated to our assets and liabilities based upon management’s estimates of fair value. The final allocation of the Acquisition consideration will be based upon management’s consideration of valuation studies and post closing purchase price adjustments. Any adjustments based on that final valuation may change the allocations of the Acquisition consideration, which could affect the fair value assigned to the assets and liabilities and could result in a change in our financial data.

Foreign Currency.    We are exposed to changes in foreign currency exchange rates because most of the raw material, labor and other cost of sales at SENA’s Port Hawkesbury mill are denominated in Canadian dollars, while North American prices for the products produced at Port Hawkesbury are in U.S. dollars (to the extent shipped into the United States) or determined primarily by the U.S. dollar price per ton charged by U.S. producers. A stronger Canadian dollar relative to the U.S. dollar increases our costs of sales. Over the last five years, the Canadian dollar has strengthened significantly in value relative to the U.S. dollar.

Selling, General and Administrative (SG&A) Expenses

The principal components of our SG&A expenses are wages, salaries and benefits for our sales personnel and office personnel at our headquarters, travel and entertainment expenses, advertising expenses, expenses relating to information technology systems and research and development expenses. Our and SENA’s SG&A expenses have not historically fluctuated significantly from year to year. Following the Acquisition, we intend to lower benefits costs by freezing SENA’s defined benefit pension plans for salaried employees. We also intend to achieve headcount and overhead efficiencies by eliminating duplicative sales, marketing and customer service personnel and centralization of corporate administration, management, finance and human resource functions.

Interest

Our interest expense will be substantially higher after the Acquisition as a result of the indebtedness incurred to partially finance the cash portion of the Acquisition consideration.

Taxes

For periods subsequent to the acquisition of our predecessor, we have recorded a valuation allowance against our net deferred tax assets for federal and certain state income taxes as it is more likely than not that we will not realize these benefits, as defined in SFAS No. 109, as a result of the negative evidence presented by our and our predecessor’s history of losses over the past three years. After the Acquisition, we expect that this accounting treatment will continue.

Effects of Inflation

While inflationary increases in certain costs, such as energy, wood and chemical costs, have had a significant effect on our and SENA’s operating results over the past three years, changes in general inflation have had a minimal effect on the operating results of NewPage and SENA during such time. Sales prices and volumes are more strongly influenced by supply and demand factors in specific markets than by inflationary factors.

Certain costs, including the prices of energy, wood and chemicals that we and SENA purchase, can fluctuate substantially, sometimes within a relatively short period of time, and can have a significant effect on our business, financial condition and results of operations. For example, we estimate that for each $1 increase in the cost of a barrel of crude oil, on a pro forma basis, our direct energy costs and indirect costs, such as costs for transportation and petroleum-derived chemicals, increase approximately $6 million annually.

Seasonality

We and SENA are exposed to fluctuations in quarterly sales volumes and expenses due to seasonal factors. These seasonal factors are common with respect to the principal products that we and SENA sell. The first quarter is typically a lighter sales volume quarter with some inventory build in anticipation of higher sales volumes in the third quarter. The second quarter typically begins to build to a higher sales rate. The third quarter is typically the strongest sales quarter, reflecting an increase in sales volume as printers prepare for year-end holiday catalogs and advertising. Accounts receivable and payable generally peak in the third quarter, while inventory generally peaks in the second quarter in anticipation of the third quarter season. The fourth quarter is typically the second strongest sales volume quarter as printing for year-end holidays continues.

Anticipated Synergies

We expect to generate annualized synergies as a result of the Acquisition of approximately $265 million within 18 months following completion of the Acquisition. These synergies are expected to come from optimizing paper production, reducing input costs and reducing selling, general and administrative expenses, as described below.

•

Approximately $145 million from optimizing production.    Following the Acquisition, we intend to reallocate production of paper grades across our combined machine base, resulting in operation of machines in narrower ranges around their peak production. We believe the increase in production from our largest, most efficient machines will allow us to shut down or idle some of our less efficient, highest cash cost machines. In addition, we intend to use NewPage’s existing excess market pulp production internally to reduce purchases of market pulp for SENA’s mills. This should reduce both input costs and cost of sales, the latter due to the reduction in freight costs associated with current NewPage pulp sales.

•

Approximately $80 million from reducing input costs.    We will seek to lower prices of key raw materials through volume purchases. We also intend to realize cost reductions from improved logistics. Through reallocation of production among our combined mills, we will produce more product in greater proximity to customers, lowering freight rates. We also intend to implement best practices across our combined mill system and focus on increasing our overall profitability, rather than independently at each individual mill. Furthermore, we intend to lower benefit costs by freezing SENA’s defined benefit pension plans for salaried employees.

•

Approximately $40 million from reducing selling, general and administrative expenses.     Through the elimination of duplicative sales, marketing, research and customer service personnel and centralization of corporate administration, management, finance and human resource functions, we intend to achieve headcount reductions and reduction of associated support costs.

In connection with achieving these synergies, we expect to make capital expenditures of approximately $60 million in 2008. We also expect to incur expenses and restructuring charges in 2008 and to a lesser extent in 2009 of approximately $55 million in the aggregate relating to severance and early retirement benefits, costs of relocating employees and assets and costs of integrating the two businesses, including investments in information systems. In addition, approximately $45 million in the aggregate, which relates to cash payments that we expect to make in 2008 and to a lesser extent in 2009 in connection with severance and early retirement benefits of SENA employees, costs of relocating employees and assets of SENA and contract termination costs, will be recorded as a liability in the initial purchase price allocation.

In addition to the synergies described above, we are in the process of conducting a strategic review of our combined operations, which may entail the potential idling, shut-down or divestiture of less efficient or less profitable mills or machines after the closing of the Acquisition. In connection with these actions, we may incur substantial additional costs or charges in addition to those described above.

SENA

The following discussion and analysis of SENA’s historical financial condition and results of operations covers periods prior to the Acquisition and therefore does not reflect the significant impact that the Transactions will have on SENA. SENA is a wholly-owned subsidiary of SEO in the periods presented below.

Overview

Basis of Presentation

SENA’s results of operations presented below have been prepared on a carve-out basis in accordance with U.S. GAAP. The combined financial statements of SENA from which the results presented below are derived include all assets, liabilities, equity, revenues and expenses of Stora Enso Port Hawkesbury Limited and of Stora Enso North America Corp. and its subsidiaries, excluding a 38.8% interest in Thiele Kaolin Company and SEO’s paper and timber import businesses, which are not being acquired by NewPage. Significant inter-company transactions and accounts have been eliminated.

Corporate Allocations

SEO allocates costs to SENA on a cost plus basis.

Port Hawkesbury Lockout

The Port Hawkesbury mill, which produces all of SENA’s newsprint and the majority of SENA’s supercalendered paper, was closed from December 2005 until October 2006 due to a labor dispute. The lockout negatively affected net sales of newsprint, which declined from $85 million in 2005 to $6 million in 2006, and supercalendered paper, which declined from $417 million in 2005 to $228 million in 2006.

Closure and Restructuring

In the periods presented, SENA reduced its workforce as a result of fixed cost reduction initiatives and recorded charges of $11 million in 2004 and $15 million in 2005 for employment termination benefits and machine closure costs. The charges were included in cost of sales and in selling, general and administrative expenses.

Impairment Charges

SEO recognized goodwill of $2,128 million upon the acquisition of Consolidated Papers, Inc. in August of 2000. Goodwill amortization in the amount of $144 million was recognized by SEO prior to the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, (“SFAS 142”) and, since then, goodwill has been tested for impairment on an annual basis. A total of $1,704 million of impairment losses have been recorded, of which $1,022 million was recorded prior to 2004, $520 million was recorded in 2004 and $162 million was recorded in 2005 due to deterioration in market conditions for newsprint paper and increased costs. Because of deteriorating market conditions for newsprint paper and increasing costs, SENA’s fixed assets used to make newsprint paper were tested for impairment in 2006, which resulted in an impairment charge of $113 million.

SENA Results of Operations

The following table sets forth SENA’s historical results of operations for the periods presented below:

	Year Ended December 31, 2004		Year Ended December 31, 2005		Year Ended December 31, 2006		Nine Months Ended September 30, 2006		Nine Months Ended September 30, 2007
	$	%	$	%	$	%	$	%	$	%
	(dollars in millions)
Net sales	1,928	100.0	2,204	100.0	2,030	100.0	1,480	100.0	1,728	100.0

Cost of sales	1,981	102.7	2,133	96.8	1,989	98.0	1,448	97.8	1,710	99.0
Selling, general and administrative expense	111	5.7	113	5.1	108	5.4	81	5.5	67	3.9
Goodwill impairment	520	27.0	162	7.4	—	0.0	—	0.0	—	0.0
Property, plant and equipment impairment	—	0.0	—	0.0	113	5.6	—	0.0	—	0.0
Interest expense	63	3.3	75	3.4	92	4.5	68	4.6	61	3.5
Other (income) expense	(6)	(0.3)	(4)	(0.2)	(1)	(0.1)	(1)	(0.1)	(1)	(0.1)

Income (loss) before income taxes	(741)	(38.4)	(275)	(12.5)	(271)	(13.4)	(116)	(7.8)	(109)	(6.3)
Income tax (benefit)	(84)	(4.3)	7	0.3	(28)	(1.4)	(14)	(0.9)	(25)	(1.4)

Net income (loss)	(657)	(34.1)	(282)	(12.8)	(243)	(12.0)	(102)	(6.9)	(84)	(4.9)

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

Net sales for the first nine months of 2007 were $1,728 million, compared to $1,480 million for the first nine months of 2006, an increase of 16.8%. The increase was primarily due to increased sales of supercalendered paper and newsprint resulting from the Port Hawkesbury mill resuming operations in October 2006, offset in part by lower prices for coated groundwood paper. Port Hawkesbury sold 394,000 tons of supercalendered paper and newsprint during the first nine months of 2007, compared to 25,000 tons of supercalendered paper and newsprint out of inventories in the first nine months of 2006. Sales volumes of light-weight coated groundwood paper increased by 51,000 tons and sales of coated freesheet paper increased by 26,000 tons due to stronger demand. During the first nine months of 2007, SENA took 30,000 tons of market-related downtime, primarily with respect to light-weight coated groundwood paper and supercalendered paper, compared to 30,000 tons of market-related downtime during the first nine months of 2006, primarily with respect to light-weight coated groundwood paper.

Cost of sales for the first nine months of 2007 was $1,710 million, compared to $1,448 million for the first nine months of 2006, an increase of 18.1%. The increase in cost of sales was driven by the Port Hawkesbury mill resuming operations, including the effect of the strengthening of the Canadian dollar relative to U.S. dollar. Excluding the effect of the Port Hawkesbury mill resuming operations, cost of sales increased by $90 million, or 5.5%. Higher costs for purchased pulp and other paper making materials were offset by lower wood costs and lower benefit costs associated with new labor contracts entered into at SENA’s central Wisconsin mills. Wood costs decreased due to lower market prices of wood. Energy costs increased slightly in the first nine months of 2007 compared to the first nine months of 2006 as a result of higher delivery costs for coal. The cost of chemicals in the first nine months of 2007 increased over the first nine months of 2006, primarily as a result of increases in latex and starch prices. SENA’s gross margin for the first nine months of 2007 declined to 1.0%, compared to 2.2% for the first nine months of 2006. Gross margins decreased primarily due to increases in input costs and lower selling prices for coated groundwood paper.

Selling, general and administrative expenses were $67 million for the first nine months of 2007, compared to $81 million for the first nine months of 2006. Included in 2006 were $3 million of costs of implementing a procurement and supply chain improvement project. Benefit costs were lower in the first nine months of 2007 by $5 million as a result of new labor contracts entered into at SENA’s central Wisconsin mills. As a percentage of net sales, selling, general and administrative expenses decreased in the first nine months of 2007 to 3.9% from 5.5% in the first nine months of 2006.

Interest expense for the first nine months of 2007 decreased to $61 million from $68 million for the first nine months of 2006, primarily as a result of lower interest rates in 2007.

The income tax expense (benefit) for the first nine months of 2007 and 2006 was $(25) million and $(14) million, respectively. SENA recorded a valuation allowance against its Canadian net deferred tax assets as it determined that it is more likely than not that SENA will not realize these benefits, as defined in SFAS No. 109. SENA recorded a $1 million valuation allowance against state net deferred tax assets in the first nine months of 2007.

Net income (loss) was $(84) million for the first nine months of 2007 compared to net income (loss) of $(102) million for the first nine months of 2006. In 2007, net loss was lower primarily as a result of higher selling volumes related to the resumption of operations at the Port Hawkesbury mill, lower benefit costs associated with new labor contracts entered into at SENA’s central Wisconsin mills, decreased interest expense, increased income tax benefit and lower wood costs. These items were partially offset by higher costs for purchased pulp, chemicals and energy, as well as the effect of the strengthening of the Canadian dollar relative to the U.S. dollar on Port Hawkesbury’s results and lower selling prices of coated groundwood paper.

2006 Compared to 2005

Net sales for 2006 were $2,030 million, compared to $2,204 million for 2005, a decrease of 7.9%. The decrease was primarily due to lower sales of supercalendered paper and newsprint caused by the Port Hawkesbury lockout and, to a lesser extent, market-related down time. This decrease was offset in part by increased volume of coated freesheet products. Port Hawkesbury lost production of 529,000 tons of supercalendered paper and newsprint during the lockout, 517,000 tons of which were in 2006 and 12,000 tons of which were in 2005. During 2006, SENA took 71,000 tons of market-related downtime, compared to 23,000 tons of market-related downtime in 2005.

Cost of sales for 2006 was $1,989 million, compared to $2,133 million for 2005, a decrease of 6.8%. The decline in cost of sales was driven by the Port Hawkesbury lockout. In addition, in 2005, cost of sales included $13 million relating to employment termination benefits and machine closure costs compared to none in 2006. This decline was offset in part by higher wood, energy and chemical costs and costs relating to new labor contracts entered into at SENA’s central Wisconsin mills. Wood costs increased due to increased demand and higher logistics costs for deliveries to the mills and higher logging expenses, both caused primarily by higher fuel costs. Energy costs in 2006 increased sharply over 2005 as a result of higher costs for refined petroleum products. Increases in the price of crude oil also affected the cost of certain papermaking chemicals and purchased energy. The cost of chemicals in 2006 increased slightly over 2005, primarily as a result of increases in latex and starch prices. SENA’s gross margin for 2006 declined to 2.0%, compared to 3.2% for 2005. Gross margin decreased primarily due to increases in input costs and unabsorbed fixed costs relating to the Port Hawkesbury location, partially offset by productivity gains due to a shift toward more specialized machines to make specialty paper products.

Selling, general and administrative expenses were $108 million for 2006, compared to $113 million for 2005. Of the 2006 amount, $5 million of selling, general and administrative expenses were due to the costs of implementing a procurement and supply chain improvement project. In 2005, selling, general and administrative expenses included $2 million compared to none in 2006, relating to employment termination benefits. As a percentage of net sales, selling, general and administrative expenses increased slightly in 2006 to 5.4% from 5.1% in 2005, as selling, general and administrative expenses remained relatively constant as sales declined.

Goodwill impairment of $162 million was recorded in 2005. Goodwill was tested and an impairment loss was recorded due to a deterioration in market conditions for newsprint paper and increased costs. Because of deteriorating market conditions for newsprint paper and increasing costs, SENA’s fixed assets used to make newsprint paper were tested for impairment in 2006, which resulted in a property, plant and equipment impairment charge of $113 million.

Interest expense for 2006 increased to $92 million from $75 million for 2005, primarily as a result of higher interest rates in 2006.

The income tax expense (benefit) for 2006 and 2005 was $(28) million and $7 million, respectively. SENA recorded a valuation allowance against its Canadian net deferred tax assets as it determined that is more likely than not that SENA will not realize these benefits, as defined in SFAS No. 109.

Net income (loss) was $(243) million in 2006 compared to net income (loss) of $(282) million in 2005. In 2006, net loss was lower primarily as a result of increased volumes of coated freesheet products and a reduction in expenses relating to fixed cost reduction initiatives and productivity improvements. These items were partially offset by the impairment charge relating to fixed assets used to make newsprint paper, higher costs for chemicals, wood and energy, unabsorbed fixed costs relating to the Port Hawkesbury lockout and increased interest expense and reduced tax benefit.

2005 Compared to 2004

Net sales for 2005 were $2,204 million, compared to $1,928 million for 2004, an increase of 14.3%. The increase was largely the result of an increase in sales volume following completion of machine rebuilds at the Wisconsin Rapids and Kimberly mills, which resulted in 34,000 tons of lost production during 2004. During 2005, SENA took 23,000 tons of market related downtime compared to 8,000 tons of market-related downtime in 2004.

Cost of sales for 2005 was $2,133 million, compared to $1,981 million for 2004, an increase of 7.7%. Cost of sales increased due to volume increases and increases in wood, energy and chemical costs and unabsorbed fixed costs relating to the Port Hawkesbury lockout. Wood costs increased due to higher logistics costs for deliveries to the mills and logging expenses, caused primarily by higher fuel costs. Energy costs in 2005 increased sharply over 2004 as a result of lower industry supply of natural gas and refined petroleum products. The increase in the cost of chemicals was primarily driven by increases in latex prices, which historically have been volatile, fluctuating with the price of crude oil. SENA’s gross margin for 2005 improved to 3.2%, compared to a loss on gross margin of (2.7)% for 2004. The gross margin increase was due to an increase in sales volumes, offset in part by higher input costs.

Selling, general and administrative expenses were $113 million for 2005 compared to $111 million for 2004, an increase of 1.8%. The increase was a result of an increase in employment termination benefits. As a percentage of net sales, selling, general and administrative expenses decreased in 2005 to 5.1% from 5.7% in 2004. The decrease was primarily due to fixed cost reduction efforts.

Goodwill impairment of $162 million was recorded in 2005, compared to goodwill impairment of $520 million in 2004. Goodwill is tested for impairment on an annual basis. In each period, the impairment losses were due to deterioration in market conditions for newsprint paper and increased costs.

Interest expense for 2005 was $75 million, compared to $63 million for 2004. The increase was primarily due to higher interest rates.

Income tax provision (benefit) for 2005 was $7 million, compared to $(84) million for 2004. SENA recorded a valuation allowance against its Canadian net deferred tax assets as it is more likely than not that SENA will not realize these benefits, as defined in SFAS No. 109.

Net income (loss) was $(282) million in 2005, compared to net income (loss) of $(657) million in 2004. Net loss decreased primarily due to lower goodwill impairment losses and margin improvements in 2005.

NEWPAGE AND PRO FORMA

Liquidity and Capital Resources

As of September 30, 2007, we had available cash on hand of $66 million. In addition, there were no outstanding borrowings under our existing revolving senior secured credit facility and, based on availability under the borrowing base as of that date, we had $207 million of borrowing availability under our existing revolving senior secured credit facility (after taking into account $42 million of outstanding letters of credit).

Following the Transactions, we expect that cash generated from operating activities and availability under our new revolving senior secured credit facility will be our principal sources of liquidity. At the closing of the Transactions, we expect that there will be no borrowings outstanding under our revolving senior secured credit facility and we expect to have $500 million of additional borrowing availability under the revolving senior secured credit facility (including $98 million of letters of credit expected to be outstanding at the closing of the Acquisition). In the event the notes being offered in connection with the Acquisition are sold at an offering price lower than that which is anticipated, the amount of any resulting shortfall will be compensated for from cash on hand or through borrowings under the new revolving senior secured credit facility. Based on our current level of pro forma operations, we believe our cash flow from operations and available borrowings under our revolving senior secured credit facility will be adequate to meet our liquidity needs for at least the next twelve months. We cannot assure you, however, that our business will generate sufficient cash flows from operations, or that future borrowings will be available to us under our revolving senior secured credit facility in an amount sufficient to enable us to repay our indebtedness, obligations under our defined benefit plans or to fund our other liquidity needs.

We are highly leveraged and our aggregate indebtedness as of September 30, 2007, after giving pro forma effect to the Transactions, was $2,963 million. Beginning in 2011, our debt service requirements will substantially increase as a result of scheduled payments of our indebtedness. We anticipate that we will refinance these borrowings prior to such time or retire portions of the indebtedness with issuances of equity securities or proceeds from the sale of assets. Our ability to operate our business, service our debt requirements and reduce our total debt will depend upon our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond our control, as well as the availability of revolving credit borrowings and borrowings to refinance our existing indebtedness.

Concurrently with the completion of the Acquisition, we will refinance our existing senior secured credit facilities and enter into new senior secured credit facilities. The existing senior secured credit facilities being refinanced consist of a senior term loan with a balance of $500 million as of September 30, 2007 that matures in 2011 and a $250 million senior secured revolving credit facility that matures in 2010, which was undrawn as of September 30, 2007. Concurrently with the Acquisition, we will enter into a new $1,600 million senior secured term loan credit facility maturing in 2014 and a new $500 million senior secured revolving credit facility maturing in 2012.

We have outstanding $225 million of floating-rate senior secured notes due 2012 with an interest rate of 11.61% as of September 30, 2007, $350 million of the existing 10% senior secured notes due 2012 and $200 million of 12% senior subordinated notes due 2013. Each one-eighth percentage change in interest rates would result in a $0.3 million change in annual interest expense on the floating rate notes due 2012. The 2012 senior secured notes and the related subsidiary guarantees are secured equally and ratably with the notes to be offered in connection with the Acquisition by second priority liens on substantially all of the assets of NewPage and its subsidiaries, other than cash deposit accounts, accounts receivables, inventory, the stock of NewPage’s subsidiaries and intercompany debt.

In connection with the Transactions, we intend to issue an additional $456 million of aggregate principal amount of 10% Senior Secured Notes due 2012.

After the closing of the Transactions, we expect to enter into interest rate swap agreements and/or interest rate cap agreements to hedge the variability of cash flows on a portion of our floating-rate debt. Under the new senior secured credit facilities, we are required within 60 days of closing of the Transactions to obtain interest rate protection on an amount of our indebtedness such that not less than 50% of our total indebtedness at the closing of the Transactions is either subject to interest rate protection agreements or is fixed rate indebtedness, in each case for not less than three years.

We do not have any off-balance sheet arrangements.

Cash Flows

NewPage’s cash provided by operating activities increased $30 million to $117 million during the first three quarters ended September 30, 2007 compared to the first three quarters ended September 30, 2006. The change was largely a result of cash outflows for discontinued operations that were made during 2006 and a reduction in accounts payable during that year. During the nine months ended September 30, 2007, we used $58 million for capital expenditures and $36 million for financing activities, the latter primarily in connection with the repayment of a portion of our existing term loan, and increased our cash and cash equivalents at the end of the period by $23 million.

NewPage’s cash provided by operating activities increased $9 million to $180 million during the year ended December 31, 2006 compared to the year ended December 31, 2005 (combined predecessor and successor). The increase was largely a result of better management of inventory and accounts payable after the acquisition of our predecessor in 2005, offset in part by a decrease in cash flows from the discontinued carbonless business. During the year ended December 31, 2006, we had cash provided by investing activities of $140 million, consisting of proceeds from the sale of assets of $229 million offset by capital expenditures of $88 million. We used the proceeds from the sale of assets and cash generated from operating activities to fund capital expenditures, to pay down long-term debt by $270 million and to increase cash and cash equivalents on hand by $43 million.

Capital Expenditures

Our pro forma total capital expenditures were $148 million during 2006 and we expect to incur pro forma capital expenditures of approximately $140 million during 2007, $96 million of which were incurred in the first nine months of 2007. We expect to incur capital expenditures of approximately $235 million in 2008, including approximately $60 million in connection with achieving anticipated synergies as a result of the Acquisition. Capital expenditure amounts in this paragraph include the environmental capital expenditures described below.

Compliance with environmental laws and regulations is a significant factor in our business. We have made, and will continue to make, significant expenditures to comply with these requirements. We incurred pro forma capital expenditures of $21 million in 2006, and we expect to incur pro forma capital expenditures of approximately $22 million in 2007, $16 million of which were incurred in the first nine months of 2007, and approximately $4 million in 2008 in order to maintain compliance with applicable federal, state, local and foreign environmental laws and regulations and to meet new regulatory requirements. We anticipate that environmental compliance will continue to require significant capital expenditures over time as environmental laws or regulations, or interpretations thereof, change or the nature of our operations require us to make significant additional capital expenditures.

We expect to fund our capital expenditures from cash flows from operations and our revolving senior secured credit facility.

Contractual Commitments

The following table reflects our contractual commitments associated with our debt and other obligations as of December 31, 2006, on a pro forma basis giving effect to the Transactions:

	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
		(in millions)
Contractual Obligations
Long-term debt(1)	$2,963	$16	$32	$1,552	$1,363
Interest expense(2)	1,675	283	562	534	296
Operating leases	35	8	9	8	10
Fiber supply agreements(3)	1,359	262	450	317	330
Information technology/human resources agreement(4)	135	25	45	42	23
Purchase obligations	356	163	106	73	14
Pension/Postretirement plans	468	30	66	73	299
Other long-term obligations	56	—	11	10	35

Total	$7,047	$787	$1,281	$2,609	$2,370

Other Commercial Commitments
Standby letters of credit(5)	$98	$98	$—	$—	$—

Total	$98	$98	$—	$—	$—

(1)	Amounts shown assume no borrowings under our new senior secured revolving credit facility at the closing of the Acquisition, represent scheduled maturities and do not take into account any acceleration of indebtedness resulting from mandatory payments required for events such as asset sales or under the excess cash flows provisions of our financing instruments.
(2)

Amounts include contractual interest payments using assumed interest rates as of September 30, 2007 applicable to our new revolving senior secured facility and new term loan senior secured credit facility, 11.61% for our Floating Rate Senior Secured Notes due 2012 and the stated fixed interest rate on the notes being offered in connection with the Acquisition, our existing 10% Senior Secured Notes due 2012 and our 12% Senior Subordinated Notes due 2013.
(3)	The contractual commitments consist of the minimum required expenditures to be made pursuant to the fiber supply agreements.
(4)	The contractual commitments consist of the minimum required expenditures under our information technology and human resources services agreement with Accenture.
(5)	We are required to post letters of credit or other financial assurance obligations with certain of our energy and other suppliers.

Quantitative And Qualitative Disclosures About Market Risk

Interest Rate Risk.    As of September 30, 2007, after giving pro forma effect to the Transactions, $1,825 million of our debt consisted of borrowings with variable interest rates. If market interest rates increase, variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow or compliance with our debt covenants. As of September 30, 2007, the interest rate was 11.61% on the floating rate senior secured notes due 2012. Each one-eighth percentage change in interest rates would result in a $0.3 million change in annual interest expense on the floating rate notes due in 2012, a $2.0 million change in annual interest expense on the term loan and, assuming the entire revolving loan were drawn, a $0.6 million change in interest expense on the revolving loan, in each case, without taking into account any interest rate hedging agreements. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

Commodity Price Risk.     As of May 2, 2005, we purchased a commodity basket option contract for a premium of $72 million. This contract is a basket of options on a mix of natural gas, market pulp and the Euro. The commodity basket option contract was designed to help protect against decreases in the North American prices of coated paper by reference to the prices of natural gas and market pulp, and material decreases in the value of the Euro relative to the U.S. dollar. The value of the basket option contract is not specific to changes in coated paper prices, but instead is tied to market prices for a mix of commodities and currency. As we account for this contract at fair value with changes recorded as other income (expense), we may experience significant variability in reported income (loss) from operations. Because the contract is a purchased option contract, we are not exposed to cash flow risks from changes in market rates. This contract expires April 2008 and had a fair value of zero at September 30, 2007 and December 31, 2006.

Critical Accounting Estimates

The discussion below describes our principal accounting policies after giving effect to the Acquisition. The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of some assets and liabilities and, in some instances, the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Management believes the accounting estimates discussed below represent those accounting estimates requiring the exercise of judgment where a different set of judgments could result in the greatest changes to reported results.

Income taxes.    Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes, which recognizes deferred tax assets and liabilities based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the enacted tax laws.

We evaluate the need for a deferred tax asset valuation allowance by assessing whether it is more likely than not that we will realize our deferred tax assets in the future. The assessment of whether or not a valuation allowance is required often requires significant judgment, including the forecast of future taxable income and the evaluation of tax planning initiatives. Adjustments to the deferred tax valuation allowance are made to earnings in the period when such assessment is made.

We have tax filing requirements in many states and are subject to audit in these states, as well as at the federal level. Tax audits by their nature are often complex and can require several years to resolve. In the preparation of our consolidated financial statements, management exercises judgments in estimating the potential exposure to unresolved tax matters. While actual results could vary, in management’s judgment we have adequate accruals with respect to the ultimate outcome of such unresolved tax matters.

Pension and postretirement obligations.    Assumptions used in the determination of pension expense and postretirement benefit expense, including the discount rate, the expected return on plan assets and increases in future medical costs, are evaluated by management, reviewed with the plans’ actuaries annually and updated as appropriate. Actual asset returns and medical costs that are more favorable than assumptions can have the effect of lowering expense and conversely, actual results that are less favorable than assumptions could increase expense and future cash contributions. In accordance with GAAP, actual results that differ from assumptions are accumulated and amortized over future periods and, therefore, affect expense in such future periods. Unrecognized prior service cost and actuarial gains and losses in the retirement and postretirement benefit plans subject to amortization are amortized over the average remaining service of the participants.

Derivative financial instruments.    Derivative financial instruments are accounted for in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. We have elected to recognize the unwind value of derivative financial instruments as the fair value. This means that the fair value for purchased contracts is based on the amount we could receive from the counterparty to settle the contract. Fair value at any point in time is based upon periodic confirmation of values received from the counterparty.

Environmental and legal liabilities.    We record accruals for estimated environmental liabilities when remedial efforts are probable and the costs can be reasonably estimated. These estimates reflect assumptions and judgments as to the probable nature, magnitude and timing of required investigation, remediation and monitoring activities as well as availability of insurance coverage and contribution by other potentially responsible parties. Due to the numerous uncertainties and variables associated with these assumptions and judgments, and changes in governmental regulations and environmental technologies, accruals are subject to substantial uncertainties, and actual costs could be materially greater or less than the estimated amounts. We record accruals for other legal contingencies, which are also subject to numerous uncertainties and variables associated with assumptions and judgments, when the contingency is probable of occurring and reasonably estimable.

Accounts Receivable and Inventory

Pro forma accounts receivable were $304 million, $278 million and $370 million as of December 31, 2005, December 31, 2006 and September 30, 2007, respectively. SENA’s accounts receivable were $113 million, $129 million and $188 million as of December 31, 2005, December 31, 2006 and September 30, 2007, respectively. NewPage’s accounts receivable were $191 million, $149 million and $182 as of December 31, 2005, December 31, 2006 and September 30, 2007, respectively.

Pro forma inventory was $692 million, $663 million and $638 million as of December 31, 2005, December 31, 2006 and September 30, 2007, respectively. SENA’s inventory was $349 million, $346 million and $330 million as of December 31, 2005, December 31, 2006 and September 30, 2007, respectively. NewPage’s inventory was $343 million, $317 million and $308 million as of December 31, 2005, December 31, 2006 and September 30, 2007, respectively. NewPage inventory data is based on LIFO methodology and SENA inventory data is based on FIFO methodology or alternatively, weighted-average cost where it approximates FIFO.

FINANCIAL STATEMENTS OF STORA ENSO NORTH AMERICA INC. AS OF DECEMBER 31, 2005

AND DECEMBER 31, 2006 AND FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006

AND AS OF SEPTEMBER 30, 2007 AND FOR THE NINE MONTHS ENDED

SEPTEMBER 30, 2006 AND 2007.

REPORT OF INDEPENDENT AUDITORS

To Owners of Stora Enso North America:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, owner's investment and comprehensive income (loss), and cash flows present fairly, in all material respects, the financial position of Stora Enso North America at December 31, 2006 and December 31, 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Stora Enso North America's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 1 and 11 to the combined financial statements, Stora Enso North America changed the manner in which it accounts for share-based compensation and defined benefit pension and postretirement plans in 2006.

As discussed in Note 1 to the combined financial statements, Stora Enso North America operations include the accounts of certain legal entities of Stora Enso North America Inc., which is a wholly owned subsidiary of Stora Enso Oyj. As discussed in Note 9, the related party debt with Stora Enso S.à.r.L. matures on August 13, 2007. Stora Enso North America received a letter from Stora Enso S.à.r.L. dated July 9, 2007, confirming that Stora Enso S.à.r.L. intends to either extend the settlement date to August 13, 2008 or enter into a new agreement for a period of twelve months subsequent to August 13, 2007 on substantially the same terms as the existing agreement. As a result, the related party debt has been classified as a non-current liability at December 31, 2006.

As discussed in Note 2 to the combined financial statements, the Company restated its combined financial statements as of and for the years ended December 31, 2006, 2005 and 2004.

/s/ PricewaterhouseCoopers LLP

Milwaukee, WI

July 19, 2007, except for the effect of the restatement described in Note 2 as to which the date is December 01, 2007.

STORA ENSO NORTH AMERICA

COMBINED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31,

	2006 (Restated)	2005 (Restated)	2004 (Restated)
(Dollars in millions)
Net Sales	$2,030	$2,204	$1,928
Costs and Expenses:
Cost of sales	1,989	2,133	1,981
Selling, general and administrative expenses	108	113	111
Goodwill impairment	—	162	520
Property, plant and equipment impairment	113	—	—
Interest expense	92	75	63
Other (income)	(1)	(4)	(6)

Loss before income taxes	(271)	(275)	(741)
Income tax provision (benefit)	(28)	7	(84)

Net loss	$(243)	$(282)	$(657)

The accompanying notes are an integral part of these financial statements.

STORA ENSO NORTH AMERICA

COMBINED BALANCE SHEETS

AS OF DECEMBER 31,

	2006 (Restated)	2005 (Restated)
(Dollars in millions)
ASSETS:
Current assets:
Cash and cash equivalents	$195	$82
Accounts receivable, net of allowance for doubtful accounts of $3 and $3, respectively	129	113
Inventories	346	349
Deferred tax assets	32	31
Other current assets	28	29

Total current assets	730	604

Non-current assets:
Property, plant and equipment, net	2,479	2,792
Goodwill	280	280
Other intangible assets, net	11	13
Other non-current assets	21	267

Total non-current assets	2,791	3,352

Total assets	$3,521	$3,956

LIABILITIES AND OWNER’S INVESTMENT:
Current liabilities:
Current portion of long-term debt	$103	$—
Accounts payable	167	164
Accrued payroll and benefits	51	44
Postretirement benefit provisions	16	19
Other current liabilities	120	120

Total current liabilities	457	347

Non-current liabilities:
Long-term debt (related party is $1,069 and $1,067, respectively)	1,446	1,542
Deferred tax liabilities	119	217
Postretirement benefit provisions	468	402
Other non-current liabilities	14	11

Total non-current liabilities	2,047	2,172

Commitments and contingencies (Note 13)	—	—
Owner’s investment:
Owner’s investment	1,216	1,457
Accumulated other comprehensive loss	(199)	(20)

Total owner’s investment	1,017	1,437

Total liabilities and owner’s investment	$3,521	$3,956

The accompanying notes are an integral part of these financial statements.

STORA ENSO NORTH AMERICA

COMBINED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,

(Dollars in millions)

	2006 (Restated)	2005 (Restated)	2004 (Restated)
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(243)	$(282)	$(657)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	267	292	271
Goodwill impairment	—	162	520
Property, plant and equipment impairment	113	—	—
Loss on sale of property, plant and equipment	3	13	17
Deferred income taxes	(31)	(46)	(92)
Bond discount amortization	2	2	2
Change in current assets and liabilities:
Inventories	2	(24)	(49)
Accounts receivable	(16)	(4)	6
Accounts payable	3	(7)	33
Other non-current assets and liabilities	10	59	(15)
Pension and other postretirement, net	49	22	(106)
Other, net	10	(12)	27

Net cash provided by (used in) operating activities	169	175	(43)

CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(60)	(83)	(206)
Proceeds from sale of property, plant and equipment	—	1	18

Net cash used in investing activities	(60)	(82)	(188)

CASH FLOW FROM FINANCING ACTIVITIES:
Short-term debt, net	6	2	(628)
Proceeds from long-term debt	—	—	36
Repayment of long-term debt	—	—	(81)
Repayment of long-term debt—related party	—	(46)	(232)
Change in bank overdrafts	(4)	4	—
Owner’s investment—equity investment from Stora Enso Oyj	—	—	600
Owner’s investment—cash received from Stora Enso Oyj	2	1	1

Net cash provided by (used in) financing activities	4	(39)	(304)
Effect of exchange rates on cash	—	—	—

Net Increase in Cash and Cash Equivalents	113	54	(535)
Cash and cash equivalents at beginning of year	82	28	563

Net Cash and Cash Equivalents at Year End	$195	$82	$28

The accompanying notes are an integral part of these financial statements.

STORA ENSO NORTH AMERICA

COMBINED STATEMENTS OF OWNER’S INVESTMENT AND

COMPREHENSIVE INCOME (LOSS)

YEARS ENDED DECEMBER 31,

(Dollars in millions)

	Owner’s Investment	Accumulated Other Comprehensive Income (Loss)	Total
Balance at January 1, 2004 (Restated)	$1,794	$(54)	$1,740
Comprehensive income:
Net loss (Restated)	(657)		(657)
Minimum pension liability adjustment (net of tax of $31)		51	51
Foreign currency translation adjustment		42	42
Financial instruments (net of tax of $0)		1	1

Total comprehensive loss (Restated)			$(563)
Equity investment from Stora Enso Oyj	600		600
Net increase in investment from Stora Enso Oyj	1		1

Balance at December 31, 2004 (Restated)	$1,738	$40	$1,778
Comprehensive income:
Net loss (Restated)	(282)		(282)
Minimum pension liability adjustment (net of tax of $50)		(82)	(82)
Foreign currency translation adjustment		24	24
Financial instruments (net of tax of $1)		(2)	(2)

Total comprehensive loss (Restated)			$(342)
Net increase in investment from Stora Enso Oyj	1		1

Balance at December 31, 2005 (Restated)	$1,457	$(20)	$1,437
Comprehensive income:
Net loss (Restated)	(243)		(243)
Minimum pension liability adjustment (net of tax of $47)		76	76
Foreign currency translation adjustment		5	5

Total comprehensive loss (Restated)			$(162)
Net increase in investment from Stora Enso Oyj	2		2
Effect of adoption of SFAS 158 (net of tax of $117)		(260)	(260)

Balance at December 31, 2006 (Restated)	$1,216	$(199)	$1,017

The accompanying notes are an integral part of these financial statements.

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Note 1—Business and Summary of Significant Accounting Policies

Organization and Description of Business

The combined financial statements of the graphic paper, publication paper, specialty paper and other operations of Stora Enso Oyj, Finland (“the parent company”) in the United States of America (“US”) and Canada (collectively referred to as “North America”) are generally referred to as Stora Enso North America (“SENA”). As used in these notes, the terms “SENA,” “we,” “our,” “the Company,” “Stora Enso North America” and “us” refer to the combined operations of SENA.

SENA is a leading graphic, publication and specialty paper manufacturer in North America. We manufacture and market a broad range of paper products for a variety of applications such as corporate annual reports, high-end advertising brochures, magazines, catalogs, direct mail advertising, self adhesive labels, wet strength labels and flexible packaging.

SENA operates eight mills and 16 paper machines located primarily in Wisconsin, with one mill each in Nova Scotia, Canada and Minnesota. Our headquarters are in Wisconsin Rapids, WI. We also operate a hotel and a public utility, both of which are located in Wisconsin Rapids, WI.

The operations of SENA are ultimately wholly owned by Stora Enso Oyj of Finland. Stora Enso Oyj was formed as a combination of the former Enso Oyj of Finland and the former Stora Kopparbergs Bergslags AB of Sweden in December 1998 and, as a result of the merger, the latter became a subsidiary of Stora Enso Oyj (formerly Enso Oyj). Stora Enso Oyj and its subsidiaries are collectively referred to as the “Group”.

Stora Enso Oyj acquired the US operations of SENA from Consolidated Papers, Inc. (“CPI”) in August 2000. The US operations are contained in a subsidiary named Stora Enso North America Corp. The operations in Canada are contained in a subsidiary named Stora Enso Port Hawkesbury Limited, which was owned by Stora Enso Oyj through their Stora Kopparbergs Bergslags AB subsidiary until October of 2004. Since October of 2004, both Stora Enso Port Hawkesbury Limited and Stora Enso North America Corp. are wholly owned subsidiaries of Stora Enso North America Inc., which is a wholly owned subsidiary of Stora Enso Oyj.

Basis of Preparation

The accompanying combined financial statements of SENA have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) on a carve-out basis. Management believes the assumptions underlying the combined financial statements, including the allocation methodology described below, are reasonable. These combined financial statements include all assets, liabilities, equity, revenues and expenses of Stora Enso Port Hawkesbury Limited. and of Stora Enso North America Corp and its subsidiaries, excluding a 38.2% interest, as of December 31, 2006, in Thiele Kaolin Company, an investment accounted for using the equity method, and excluding amounts related to the Group’s import sales activity into North America for paper and timber products. Significant inter-company transactions and accounts have been eliminated.

The accompanying combined financial statements are prepared on a carve-out basis to present the operations of SENA as a stand alone entity. In accordance with Stora Enso Oyj policy, most costs are pushed down to subsidiaries on an arm’s length basis and therefore minimal additional allocation of corporate expenses has been considered necessary for these combined financial statements. The exceptions are stock based compensation and certain debt related hedges which are described below.

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Reclassifications

Depreciation and amortization of $270, $305 and $288 has been reclassified to cost of sales and selling, general and administrative expenses for the years ended December 31, 2006, 2005 and 2004, respectively, as follows:

	Year Ended December 31,
	2006	2005	2004
(Dollars in millions)
Cost of sales	$265	$299	$281
Selling, general and administrative expenses	5	6	7

Additionally, certain amounts have been reclassified in the prior year balance sheet to conform with the current year’s presentation.

Use of Estimates

The preparation of combined financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the period. Actual results may differ from these estimates.

Foreign Currency Transactions

Transactions in foreign currencies are recorded using the rate of exchange prevailing at the transaction date. At the end of the month, foreign currency-denominated receivables and liabilities are translated using the month end exchange rate.

Foreign Currency Translation

The statements of operations of foreign entities, whose functional currencies are not US dollars, are translated into US dollars using the average exchange rates for the year, whereas the balance sheets are translated using the exchange rates at the reporting date. Exchange rate differences arising from the re-translation of the net investments in foreign entities are recorded directly in owner’s investment in Accumulated Other Comprehensive Income (Loss) (“AOCI”), as shown in the Combined Statements of Owner’s Investment and Comprehensive Income (Loss).

Derivative Financial Instruments & Hedging

Stora Enso Oyj’s treasury group (“Group Treasury”) works together with the operating units to determine the best hedging strategy for the respective units within the framework set out in the financial risk policy. The Group companies, including SENA, execute the hedging transactions with Group Treasury and the parent company executes the external deals. Within the hedging strategies on behalf of the subsidiaries, Stora Enso Oyj works on a zero margin basis, meaning that the pricing of the internal deals follows one to one with the pricing of the external deals and the gains and losses between the external and internal transactions offset each other. By channeling the external hedging transactions via Group Treasury, the Group can minimize transaction expenses, get the best possible pricing from financial markets, synchronize risk management and simplify follow-up of the counterparty credit risks.

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Changes in the fair value of derivatives designated and qualifying as fair value hedges are recorded in the Combined Statements of Operations, along with any changes in the fair value of the hedged assets or liabilities attributable to the hedged risk. SENA has executed certain fair value hedges related to their external long-term fixed rate bond loans.

Changes in the fair value of derivatives designated and qualifying as cash flow hedges are recognized in owner’s investment within AOCI. The cumulative gain or loss of a derivative deferred in owner’s investment is transferred to the Combined Statements of Operations and classified as income or expense in the same period in which the hedged item affects the Combined Statements of Operations. When a hedging instrument expires, is sold, terminated or exercised, has its designation revoked or it no longer meets the criteria for hedge accounting under US GAAP, any cumulative gain or loss deferred in owner’s investment at that time remains in owner’s investment and is accounted for as an adjustment to income or expense when the committed or forecasted transaction is ultimately recognized in the Combined Statements of Operations. However, if the forecasted transaction is no longer expected to occur, the cumulative gain or loss reported in owner’s investment, from the period when the hedge was effective, shall be recognized in the Combined Statements of Operations immediately. SENA has executed certain cash flow hedges related to their currency and commodity exposure.

Certain derivative transactions, while providing effective economic hedges under the Group risk management policies, do not qualify for hedge accounting under the specific rules of US GAAP and therefore changes in the fair value of such non-qualifying hedge instruments are immediately recognized in the Combined Statements of Operations.

Revenue Recognition

Sales which comprise products, raw materials, energy and services, less discounts, are adjusted for exchange differences on sales in foreign currency. Sales are recognized after the Company has transferred the risks and rewards of ownership to the buyer and the Company retains neither a continuing right to dispose of the goods, nor effective control of those goods; usually, this means that sales are recorded upon delivery of goods to customers in accordance with agreed terms of delivery.

Shipping and Handling Costs

Handling costs are classified as a component of cost of sales. Amounts billed to a customer in a sales transaction related to shipping are classified as revenue.

Research and Development

Research and development costs are expensed as incurred in selling, general and administrative expenses in the Combined Statements of Operations. Such costs incurred in the development of new products or significant improvements to existing products amounted to $6 million in 2006, $6 million in 2005 and $5 million in 2004.

Advertising Costs

Advertising costs are expensed as incurred. Such costs amounted to $3 million in 2006, $5 million in 2005 and $3 million in 2004.

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Computer Software Development Costs

Computer software development costs or acquisition costs of new software clearly associated with an identifiable and unique product, which will be controlled by the Company and has probable benefit exceeding its cost beyond one year, are recognized as an intangible asset and amortized over the software’s expected useful life. Website costs are expensed as incurred.

Environmental Remediation Costs

Environmental expenditures resulting from the remediation of an existing condition caused by past operations, and which do not contribute to current or future revenues, are expensed as incurred. Environmental liabilities are recorded, based on current interpretations of environmental laws and regulations, when it is probable that a present obligation has arisen and the amount of such liability can be reliably estimated. Amounts accrued do not include third-party recoveries.

Income Taxes

The operations of SENA in the US have been included in the consolidated federal income tax return of Stora Enso North America, Inc. The operations of SENA in Canada have been included in the federal income tax return of Stora Enso Port Hawkesbury, Limited. The provision (benefit) for income taxes in the Combined Statements of Operations is calculated on a separate return basis as if we had operated as a stand-alone entity in 2006, 2005 and 2004. We record the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in our Combined Balance Sheets, as well as operating loss and tax credit carryforwards. We follow very specific and detailed guidelines in each tax jurisdiction regarding the recoverability of any tax assets recorded on the Combined Balance Sheets and provide necessary valuation allowances, as required. We regularly review our deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies.

Goodwill

Goodwill resulting from the acquisition of CPI by Stora Enso Oyj has been recorded in the combined financial statements of SENA in accordance with push down accounting principles. Goodwill represents future economic benefits arising from assets that are not capable of being individually identified and separately recognized in an acquisition. Goodwill is computed as the excess of the cost of an acquisition over the fair value of the acquirer’s share of net assets of the acquired entity at the acquisition date and is allocated to those reporting units expected to benefit from the acquisition.

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), goodwill is required to be tested at least annually for impairment. SFAS 142 requires that goodwill be tested for impairment using a two-step process. The first step is to identify a potential impairment and the second step is to measure the amount of the impairment loss, if any. Goodwill is deemed to be impaired if the carrying amount of a reporting unit’s net assets exceeds its estimated fair value. Fair value is calculated using a present value of future cash flow valuation technique. The goodwill of the combined entity has been tested for impairment using the combined entity’s reporting units.

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Intangible Assets

Intangible assets are stated at historical cost, or fair value if acquired, and are amortized on a straight-line basis over expected useful lives which usually vary from 3 to 10 years, though up to 20 years for trademarks and patents. Intangible items acquired are recognized as assets separately from goodwill if they meet the definition of an asset, are either separable or arise from contractual or other legal rights, and their fair value can be measured reliably.

Intangible assets recognized separately from goodwill in acquisitions consist of marketing and customer related or contract and technology based intangible assets. Typical marketing and customer related assets are trademarks, trade names, service marks, collective marks, certification marks, customer lists, order or production backlogs, customer contracts and the related customer relationships. The contract and technology based intangible assets are normally licensing and royalty agreements or patented technology and trade secrets such as confidential formulas, processes or recipes.

Property, Plant and Equipment

Property, plant and equipment acquired are stated at historical cost. Assets acquired through business combinations are stated at their fair values at the date of acquisition. Depreciation is computed on a straight-line basis, as adjusted for any impairment and disposal charges. Interest costs on borrowings to finance the construction of these assets are capitalized as part of the cost during the construction period.

Land is not depreciated as it is deemed to have an indefinite life, but otherwise depreciation is based on the following expected useful lives:

Asset Class	Depreciation Years
Buildings, industrial	10-50
Buildings, residential and office	20-50
Groundwood mills	15-20
Hydro-electric power	40
Paper mills, main machines	20
Pulp mills, main machines	20
Heavy machinery	10-20
Computers	3-5
Vehicles	5
Office equipment	3-5
Railway, harbors	20-25
Forest roads	10-35
Roads, fields, bridges	15-20

Ordinary maintenance and repair charges are expensed as incurred; however, the costs of significant renewals and improvements are capitalized and depreciated over the remaining useful lives of the related assets.

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Impairment

Long-lived assets are reviewed for impairment when current events or circumstances indicate that the carrying value of the assets may not be recoverable. This review compares the assets’ net book value to the projected undiscounted future cash flows generated by their use. The impaired assets are recorded at their estimated fair value.

Inventories

Inventories are reported at the lower of cost or market with cost being determined by the first-in first-out (“FIFO”) method or, alternatively, weighted average cost where it approximates FIFO. The cost of finished goods and work in progress is comprised of raw material, direct labor, depreciation, other direct costs and related production overhead but excludes interest expense. Market is the estimated selling price in the ordinary course of business, less costs of completion and sale.

Trade Receivables

Trade receivables are reported at their anticipated realizable value, an estimate being made for doubtful receivables based on an objective review of all outstanding amounts at the end of the reporting period.

Cash and Cash Equivalents

Cash and cash equivalents are comprised of cash on hand, deposits held with banks, cash pool balances and other liquid investments with original maturity of less than three months. Bank and cash pool overdrafts are reported separately in other interest bearing liabilities under other current liabilities. The Group parent company, Stora Enso Oyj, is the master account holder of the cash pool. Account balances of sub-accounts, such as the Company’s accounts, are consolidated to the master account thereby creating an internal liability between the master account holder and the sub-accounts. Cash pool internal interest is allocated to the member accounts by the participating banks at the end of each quarter. The account balances of sub-accounts represent the Company’s liquid cash receivable from or payable to the parent company and amounted to $173 million of cash on deposit at December 31, 2006 and a $4 million overdraft at December 31, 2005.

Loans Receivable

Loans receivable are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are recorded at cost and are subject to regular and systematic review as to collectibility and available guarantees. If any loan receivable is estimated to be unrecoverable, a provision is made for the shortfall between the carrying amount and the present value of the expected cash flows. Interest income on loans receivable is included within other income.

Pension and Other Postretirement Benefits

The Company maintains various defined benefit pension and other postretirement plans in accordance with the local conditions and practices in the countries in which it operates. The plans are generally funded through payments to pension funds/trusts or by provisions, as determined by periodic actuarial calculations. Any trust deficits or benefit payments requiring additional contributions are funded through payments or provisions allocated over a period of years not exceeding the expected

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

remaining lives of the participating employees. The Company has met minimum funding requirements for the countries in which it operates.

Under SFAS No. 87, “Employers’ Accounting for Pensions” (SFAS 87”), as amended by SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS 158”), pension expense is based upon a specified methodology that includes a designated actuarial approach and reflects the concept of accrual accounting. Under SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” (“SFAS 106”), expense for postretirement benefits other than pensions (including retiree healthcare, life insurance and disability benefits, as applicable) is based upon a specified methodology that includes a designated actuarial approach and reflects the concept of accrual accounting. Under US GAAP, defined benefit pension and other postretirement benefit expense is recorded on a full accrual basis and reflected in the Combined Statements of Operations over the working lives of the employees provided with such benefits. The economic and demographic assumptions used in calculating defined benefit pension and other postretirement benefit expense are required to be reviewed and updated periodically to the extent that local market economic conditions and demographics change.

SFAS 158

The Company adopted SFAS 158 as of December 31, 2006. This new standard requires the Company to recognize a net liability or asset to report the funded status of the defined benefit pension and other postretirement benefit plans. Recognizing the funded status of the defined benefit postretirement plans as a net liability or asset requires an offsetting adjustment, net of tax, to AOCI in owner’s investment. Actuarial gains or losses and prior service costs or credits are recorded as a component of AOCI. Amounts recorded in AOCI are adjusted as they are subsequently recognized as components of net periodic benefit cost pursuant to the provisions of SFAS 158.

Share-based Compensation

The Group has a number of cash settled stock based compensation plans described below and the related liabilities are recorded at Group level. The Group level liability has been allocated to SENA based on average outstanding options at period end held by SENA employees as a percentage of total options outstanding.

SFAS 123(R)

Prior to the January 1, 2006 adoption of SFAS No. 123 (R), “Share-Based Payment” (“SFAS 123R”), the Group, as allowed under SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), elected to apply the intrinsic value method of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations in accounting for its stock based plans.

Effective January 1, 2006, the Group adopted SFAS 123R using the modified prospective transition method which requires the use of the fair value method but does not require any retroactive adjustment of prior periods. The employee has the choice in all Group compensation plans to receive either cash or equity upon settlement, therefore all plans in the Group are accounted for using the liability method.

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

The Stora Enso Oyj synthetic option programs for 1999 through 2006 are settled with cash payments. The fair value of employee services received in exchange for options settled in cash is recognized at the fair value of the liability incurred and expensed ratably over the vesting period. The liability is re-measured at each balance sheet date to its fair value using estimates of the number of options that are expected to become exercisable and the latest fair valuations using the Black-Scholes model, with all changes recognized immediately in the Combined Statements of Operations.

The fair value of employee services received in exchange for stock awards settled in cash is recognized at the fair value of the liability incurred and expensed ratably over the vesting period. The liability is re-measured at each balance sheet date to its fair value using estimates of the number of stock awards that are expected to be issued and the latest fair valuations by using the Stora Enso Oyj R-share closing price, with all changes recognized immediately in the Combined Statements of Operations.

The liabilities recorded at Group level and amounts allocated to SENA are as follows:

	As of December 31,
	Group Level Liability	SENA Allocation
(Dollars in millions)
Stock based liability at December 31, 2006	$43	$6
Stock based liability at December 31, 2005	13	2
Stock based liability at December 31, 2004	7	1

Other Accounting Pronouncements

SFAS 157

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” (“SFAS 157”). SFAS 157 provides guidance related to the definition of fair value, establishes a common framework for measuring fair value under US GAAP and expands disclosures required about fair value measurements. SFAS 157 applies only where fair value is required or permitted under other pronouncements and does not propagate new fair value measurements by itself. The Company will adopt this standard beginning on January 1, 2008 and is currently evaluating the impact of the standard on its results of operations and financial position.

SFAS 159

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” including an amendment of SFAS 115 (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other assets and liabilities at fair value. The Company will adopt this standard on January 1, 2008 and is currently evaluating the impact of the standard on its results of operations and financial position.

FIN 48

In June 2006, the FASB issued FASB interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No.109” (“FIN 48”). FIN 48 was issued to clarify the uncertainty in income taxes recognized in the financial statements. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognizing, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company will adopt this standard on January 1, 2007 and is currently evaluating the impact of the standard on its results of operations and financial position, but does not anticipate the impact of adoption to exceed $10 million.

Note 2—Restatement of Financial Statements

Restatement—On November 2, 2007, the Company identified an error in the computation of the valuation allowance related to net deferred tax assets in Canada for the year ended December 31, 2005. This error resulted in an overstatement of the Company's deferred tax liabilities at December 31, 2006 and 2005 and an overstatement of the Company's 2005 net loss. Additionally, the Company identified a clerical error related to the disclosures in Note 4—Income Taxes. This error understated the disclosure of the deferred tax asset related to net operating loss carryforwards and overstated the disclosure of the deferred tax liability related to property, plant and equipment by $48 million as of December 31, 2006 and 2005.

On November 28, 2007, a lease which had been treated as an operating lease was determined to be a capital lease for purposes of these combined financial statements based on terms of a default covenant contained in the lease agreement pursuant to a 2002 amendment for a guaranty from Stora Enso Oyj, with respect to the Company's obligation under the lease. This change in treatment resulted in a reduction in rent expense, and increase in amortization expense (both are components of cost of sales), an increase in interest expense, an increase in property, plant and equipment and an increase in long term debt for each of the years ended December 31, 2006, 2005 and 2004.

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

The following table presents the impact of the restatement adjustments on the Company’s Combined Statements of Operations for the years ended December 31, 2006, 2005 and 2004, respectively:

	Year Ended December 31, 2006			Year Ended December 31, 2005			Year Ended December 31, 2004
	As Previously Reported	Effect of Restatement	Restated	As Previously Reported	Effect of Restatement	Restated	As Previously Reported	Effect of Restatement	Restated
(Dollars in millions)
Net Sales	$2,030	$—	$2,030	$2,204	$—	$2,204	$1,928	$—	$1,928
Costs and Expenses:
Cost of sales	1,989	—	1,989	2,133	—	2,133	1,981	—	1,981
Selling, general and administrative expenses	108	—	108	113	—	113	111	—	111
Goodwill impairment	—	—	—	162	—	162	520	—	520
Property, plant and equipment impairment	113	—	113	—	—	—	—	—	—
Interest expense	83	9	92	66	9	75	54	9	63
Other (income)	(1)	—	(1)	(4)	—	(4)	(6)	—	(6)

Loss before income taxes	(262)	(9)	(271)	(266)	(9)	(275)	(732)	(9)	(741)
Income tax provision (benefit)	(24)	(4)	(28)	49	(42)	7	(81)	(3)	(84)

Net loss	$(238)	$(5)	$(243)	$(315)	$33	$(282)	$(651)	$(6)	$(657)

The effect of the restatement on cost of sales was a reduction of rent expense of $7 million and an increase in amortization expense of $7 million for the three years ended December 31, 2006, 2005 and 2004.

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

The following table presents the impact of the restatement adjustments on the Company’s Combined Balance Sheets as of December 31, 2006 and 2005:

	December 31, 2006			December 31, 2005
	As Previously Reported	Effect of Restatement	Restated	As Previously Reported	Effect of Restatement	Restated
(Dollars in millions)
ASSETS:
Current assets:
Cash and cash equivalents	$195	$—	$195	$82	$—	$82
Accounts receivable, net of allowance for doubtful accounts	129	—	129	113		113
Inventories	346	—	346	349		349
Deferred tax assets	32	—	32	31		31
Other current assets	28	—	28	29	—	29

Total current assets	730	—	730	604	—	604

Non-current assets:
Property, plant and equipment, net	2,387	92	2,479	2,694	98	2,792
Goodwill	280	—	280	280	—	280
Other intangible assets, net	11	—	11	13	—	13
Other non-current assets	21	—	21	267	—	267

Total non-current assets	2,699	92	2,791	3,254	98	3,352

Total assets	$3,429	$92	$3,521	$3,858	$98	$3,956

LIABILITIES AND OWNER’S INVESTMENT:
Current liabilities:
Current portion of long-term debt	$103	$—	$103	$—	$—	$—
Accounts payable	167	—	167	164	—	164
Accrued payroll and benefits	51	—	51	44	—	44
Postretirement benefit provisions	16	—	16	19	—	19
Other current liabilities	120	—	120	120	—	120

Total current liabilities	$457	$—	$457	$347	$—	$347

Non-current liabilities:
Long-term debt	1,314	132	1,446	1,412	130	1,542
Deferred tax liabilities	175	(56)	119	270	(53)	217
Postretirement benefit provisions	468	—	468	402	—	402
Other non-current liabilities	14	—	14	11	—	11

Total non-current liabilities	1,971	76	2,047	2,095	77	2,172

Commitments and contingencies	—	—	—	—	—	—

Owner’s investment:
Owner’s investment	1,202	14	1,216	1,438	19	1,457
Accumulated other comprehensive loss	(201)	2	(199)	(22)	2	(20)

Total owner’s investment	1,001	16	1,017	1,416	21	1,437

Total liabilities and owner’s investment	$3,429	$92	$3,521	$3,858	$98	$3,956

The cumulative effect of the restatement was a decrease of $14 million to owner's investment at January 1, 2005.

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

The following table presents the major subtotals for the Company’s Combined Statements of Cash Flows and the related impact of the restatement adjustments discussed above for the years ended December 31, 2006, 2005 and 2004, respectively:

	Year Ended December 31, 2006			Year Ended December 31, 2005			Year Ended December 31, 2004
	As Previously Reported	Effect of Restatement	Restated	As Previously Reported	Effect of Restatement	Restated	As Previously Reported	Effect of Restatement	Restated
(Dollars in millions)
Net cash provided by (used in):
Operating activities	$169	$—	$169	$175	$—	$175	$(43)	$—	$(43)
Investing activities	(60)	—	(60)	(82)	—	(82)	(188)	—	(188)
Financing activities	4	—	4	(39)	—	(39)	(304)	—	(304)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	—	—	—	—	—

Net increase in cash and cash equivalents	113	—	113	54	—	54	(535)	—	(535)
Cash and cash equivalents at beginning of year	82	—	82	28	—	28	563	—	563

Net cash and cash equivalents at year end	$195	$—	$195	$82	$—	$82	$28	$—	$28

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

The following table presents the impact of the restatement adjustments on the Company’s Combined Statements of Owner's Investment and Comprehensive Income (Loss) for the years ended December 31, 2006, 2005 and 2004, respectively:

	Year Ended December 31, 2006			Year Ended December 31, 2005			Year Ended December 31, 2004
	As Previously Reported	Effect of Restatement	Restated	As Previously Reported	Effect of Restatement	Restated	As Previously Reported	Effect of Restatement	Restated
(Dollars in millions)
Balance at beginning of year	$1,416	$21	$1,437	$1,792	$(14)	$1,778	$1,748	$(8)	$1,740
Comprehensive income:
Net loss	(238)	(5)	(243)	(315)	33	(282)	(651)	(6)	(657)
Minimum pension liability adjustment (net of tax)	76	—	76	(82)	—	(82)	51	—	51
Foreign currency translation adjustment	5	—	5	22	2	24	42	—	42
Financial instruments (net of tax)	—	—	—	(2)	—	(2)	1	—	1

Total comprehensive loss	(157)	(5)	(162)	(377)	35	(342)	(557)	(6)	(563)
Equity investment from Stora Enso Oyj	—	—	—	—	—	—	600	—	600
Net Increase in investment from Stora Enso Oyj	2	—	2	1	—	1	1	—	1
Effect of adoption of SFAS 158 (net of tax)	(260)	—	(260)	—	—	—	—	—	—

Balance at end of year	$1,001	$16	$1,017	$1,416	$21	$1,437	$1,792	$(14)	$1,778

Additionally, all footnotes to the combined financial statements affected by the restatements have been labeled as restated.

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Note 3—Segment Information

SENA’s six reportable segments are as follows: coated publication paper, uncoated publication paper, newsprint, fine paper, specialty paper and other. These segments are consistent with the internal structure used to manage these businesses.

Reportable Segment Accounting Policies (Restated)

The accounting policies applicable to these reportable segments are the same as those described in the Summary of Significant Accounting Policies with the following exceptions:

•

The amortization of unrecognized actuarial gains and losses relating to postretirement benefits is recorded directly to owner’s investment in the internal management reports, whereas, for external purposes, the amounts are amortized to income or expense over the average remaining working life of the plan participants.

•

Plant, property and equipment impairment testing for management purposes uses discounted cash flows whereas, for external purposes, undiscounted cash flows are used to determine if impairment has occurred. The resulting differences in book values mean that there are also differences in depreciation charges.

•

Restructuring provisions are recorded in full in the management reports once a plan has been announced which results in timing differences between expense recognition under internal and external reporting. The main difference relates to severance payments which are recognized for internal purposes once a plan has been announced whereas, for external purposes, severance payments are recognized ratably over the remaining service period of the employees.

Inter-segment sales and transfers are recorded at current market prices. Management evaluates the performance of the segments based primarily on earnings before interest and income taxes (“EBIT” or “operating profit”), excluding non-recurring items. The most common non-recurring items are impairments, restructuring provisions and changes in accounting standards.

Coated Publication Paper

SENA’s coated publication paper business is a leading manufacturer in North America specializing in lightweight coated (“LWC”), ultra-lightweight coated (“ULWC”) and rotogravure products with total production capacity of approximately 810,000 tonnes. The business operates three integrated manufacturing facilities in Wisconsin, located in Biron, Niagara and Whiting. The business serves the North American publishing and printing industry, with a primary focus on mail-order catalog, magazine and retailer end uses. SENA coated publication paper distributes product through both direct and merchant sales channels. Direct sales are targeted at strategic and key clients with potential paper purchases of $3 million or more.

Uncoated Publication Paper

SENA’s uncoated publication paper business is the leading manufacturer in North America of supercalendered papers (SC-A and SC-A(+)). The business operates two paper mills in Port Hawkesbury, Nova Scotia and Duluth, Minnesota with total production capacity of approximately 615,000 tonnes. The business serves the North American publishing and printing industry, selling into

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

major end-uses such as inserts/fliers, magazines and catalogs. SENA uncoated publication paper distributes product through both direct and merchant sales channels. Products are sold primarily in the US and Canada, with some exported to Mexico and Brazil from the Port Hawkesbury mill.

Newsprint

SENA’s newsprint business is a niche supplier of newsprint paper. The business operates one paper machine located in Port Hawkesbury, Nova Scotia with total production capacity of approximately 195,000 tonnes. The business serves the North American publishing and printing industry, selling into major end-uses such as newspapers and inserts/fliers for retail customers. SENA newsprint is distributed through both direct and merchant sales channels. Products are sold primarily in the US and Canada, with some exported to Iceland and Mexico.

Fine Paper

SENA’s fine paper business is a top three supplier of coated woodfree paper in North America with total capacity of approximately 980,000 tonnes in two Wisconsin mills, located in Wisconsin Rapids and Kimberly. The business serves the North American publication and printing industry, selling into major end-uses including commercial printing, direct mail, magazines, catalogs and retail. SENA fine paper distributes product through both direct and merchant sales channels. By accessing the market through both channels, the Company is able to access a large group of end use customers through merchant distribution while also providing mill direct service to large publishers, catalogers, printers and retailers. Fine paper sales are often bundled with SENA’s coated or uncoated publication papers.

Specialty Paper

SENA operates a leading specialty paper business in North America with total capacity of 270,000 tonnes in two Wisconsin mills, located in Stevens Point and Kimberly. The Company has realigned the specialty paper business and rationalized the asset platform to service two primary product lines as follows:

•

The technical papers product line includes face papers, thermal transfer, direct thermal base papers, and release liners for use in self-adhesive labels. Products are sold primarily to coaters and laminators, who in turn supply converted product to customers such as label printers, small roll converters, and label/ticket/stamp manufacturers.

•

The packaging papers product line includes papers designed to protect, transport and identify a wide range of products. Flexible packaging papers are often used as part of a multi-layer package construction, in combination with film, foil, extruded coatings, board and other materials. Flexpack papers are used in pouch, lidding, bag, tobacco packaging, and spiral can applications.

Other

Other operations are comprised of a Consolidated Water Power Company, a public utility, the Hotel Mead, a hotel and conference center, and the Company’s corporate support functions.

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Reportable Segment Data

SENA does not allocate total assets internally in assessing operating performance. Net sales, operating loss, accounting policy differences, depreciation, amortization and impairment, goodwill, and net sales by geographic area as determined by SENA for its reportable segments, are shown in the following tables.

Net Sales

	Year Ended December 31,
	2006	2005	2004
(Dollars in millions)
Coated publication paper	$635	$634	$563
Uncoated publication paper	283	462	412
Newsprint	6	85	80
Fine paper	846	747	632
Specialty paper	269	268	246
Other	22	36	21
Eliminations	(31)	(28)	(26)

Net sales	$2,030	$2,204	$1,928

Other includes sales from Hotel Mead, Consolidated Water Power Company sales to customers other than the Company, and sales of saw logs from the Company’s wood procurement function. Eliminations are for internal sales of Duluth recycled pulp within the Company.

Net sales to one customer within the coated publication paper, uncoated publication paper, newsprint, fine paper, and specialty paper segments represent approximately $231 million or approximately 10.6% of the Company’s combined net sales for 2006.

Internal Management Reporting Loss vs. External Reporting Loss

	Year Ended December 31,
	2006 (Restated)	2005 (Restated)	2004 (Restated)
(Dollars in millions)
Coated publication paper	$34	$15	$36
Uncoated publication paper	(46)	35	(3)
Newsprint	(31)	(117)	(16)
Fine paper	37	(16)	(91)
Specialty paper	(2)	(155)	4
Other	5	(25)	(23)

Operating loss—internal management reporting	(3)	(263)	(93)
Interest expense	(92)	(75)	(63)
Income from affiliated companies	—	—	1
Share based compensation	(4)	(1)	—
Internal versus external accounting policies (see below)	(172)	64	(586)

Loss before income taxes—external reporting	$(271)	$(275)	$(741)

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Accounting Policy Differences

	Year Ended December 31,
	2006 (Restated)	2005 (Restated)	2004 (Restated)
(Dollars in millions)
Impairment of goodwill—external reporting, gross fits	$—	$(162)	$(520)
Reversal of goodwill impairment—internal reporting, gross	—	10	—
Reversal of goodwill amortization—internal reporting, gross	—	—	36
Impairment of property, plant, and equipment—external reporting gross	(113)	—	—
Reversal of property, plant, and equipment impairment—internal reporting, gross	—	222	—
Depreciation expense related to impairment reversal—internal reporting, gross	(29)	(5)	(6)
Restructuring costs, net	(2)	(10)	(5)
Postretirement benefits, net	(28)	9	(91)

Total accounting policy differences	$(172)	$64	$(586)

Depreciation, Amortization and Impairment

	Year Ended December 31,
	2006 (Restated)	2005 (Restated)	2004 (Restated)
(Dollars in millions)
Coated publication paper	$62	$86	$164
Uncoated publication paper	53	51	56
Newsprint	126	8	8
Fine paper	103	106	531
Specialty paper	31	207	37
Other	8	9	12

Total depreciation, amortization and impairment	$383	$467	$808

Goodwill

The following table presents changes in the goodwill balances as allocated to each reportable segment for the years ended December 31, 2006 and 2005:

	Coated Publication Paper	Uncoated Publication Paper	Newsprint	Fine Paper	Specialty Paper	Total
(Dollars in millions)
As of January 1, 2005	$—	$—	$—	$280	$162	$442
Impairment losses	—	—	—	—	(162)	(162)

As of December 31, 2005	$—	$—	$—	$280	$—	$280

As of December 31, 2006	$—	$—	$—	$280	$—	$280

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Information by Geographic Area—Net Sales

	Year Ended December 31,
	2006	2005	2004
(Dollars in millions)
US—paper sales	$1,823	$1,941	$1,772
Canada—paper sales	118	139	118
Americas, other than the US and Canada—paper sales	18	29	20
Other—all other sales	71	95	18

Net sales	$2,030	$2,204	$1,928

Note 4—Income Taxes

Income Tax Provision

The components of income (loss) before income taxes and the significant components of the income tax provision (benefit) are as follows:

	Year Ended December 31,
	2006 (Restated)	2005 (Restated)	2004 (Restated)
(Dollars in millions)
Loss before income taxes:
US	$(68)	$(167)	$(720)
Non-US	(203)	(108)	(21)

Loss before income taxes	$(271)	$(275)	$(741)

Current tax provision:
US-Federal	$2	$1	$—
US-State	1	1	1
Non-US	—	51	7

Total current tax provision	$3	$53	$8

Deferred tax provision (benefit):
US-Federal	$(28)	$(42)	$(82)
US-State	(4)	(3)	(10)
Non-US	1	(1)	—

Total deferred tax benefit	$(31)	$(46)	$(92)

Income tax provision (benefit)	$(28)	$7	$(84)

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Effective Tax Rate

The federal statutory income tax rate is reconciled to the Company’s effective tax rate for the years ended December 31, 2006, 2005 and 2004 as follows:

	Year Ended December 31,
	2006 (Restated)	2005 (Restated)	2004 (Restated)
Federal income tax statutory rate	35.0%	35.0%	35.0%
State income provision	1.1	1.0	1.2
Non-deductible book goodwill	0.4	(24.3)	(24.4)
Non-deductible business expenses	(0.4)	(0.1)	—
Valuation allowance	(21.3)	(11.7)	(1.6)
Change in enacted tax rates	(5.4)	—	—
Taxes on foreign income which differ from the US statutory rate	2.3	2.6	0.1
Other items	(1.4)	(5.0)	1.1

Effective tax rate	10.3%	(2.5)%	11.4%

Deferred Income Taxes

The deferred income tax accounts reflect the impact of temporary differences between the basis of assets and liabilities for financial reporting purposes and their related basis as measured by income tax regulations. A summary of the deferred income tax accounts at December 31 is as follows:

	As of December 31,
	2006 (Restated)	2005 (Restated)
(Dollars in millions)
Deferred tax assets:
Inventories	$6	$5
Postretirement benefits	176	62
Deferred employee benefits	13	11
Tax credits	36	32
Net operating loss carryforwards	272	267
Deferred revenue	24	44
Employee-related benefits and allowances	10	9
Other reserves and allowances	6	7

Total deferred tax assets	543	437
Less valuation allowance	(212)	(125)

Net deferred tax assets	$331	$312

Deferred tax (liabilities):
Property, plant and equipment	$(415)	$(497)
Intangible assets	(1)	(1)
Other	(2)	—

Total deferred tax (liabilities)	$(418)	$(498)

Current deferred tax assets	$32	$31
Non-current deferred tax liabilities	(119)	(217)

Net deferred tax liabilities	$(87)	$(186)

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Carryforwards

As of December 31, 2006, the Company had the following US tax carryforwards which expire at various times during the years indicated:

	Amount	Expiration
(Dollars in millions)
Federal net operating loss	$599	2021 - 2024
State net operating loss	858	2009 - 2019
Federal credits	9	None
State credits	27	Through 2023

As of December 31, 2006, the Company had foreign net operating loss carryforwards of $118 that expire during the years 2010 and 2013.

Note 5—Inventories

Inventories at December 31, 2006 and 2005 are comprised of:

	As of December 31,
	2006	2005
(Dollars in millions)
Materials, supplies and work in progress	$75	$73
Finished goods	189	195
Spare parts and consumables	89	88
Obsolescence provision—spare parts	(3)	(3)
Obsolescence provision—finished goods	(4)	(4)

Total	$346	$349

Note 6—Property, Plant and Equipment

Property, plant and equipment at December 31, 2006 and 2005 are comprised of:

	As of December 31,
	2006 (Restated)	2005 (Restated)
(Dollars in millions)
Plant and equipment	$3,959	$4,007
Buildings and structures	317	313
Land	24	24
Other tangible assets	16	4
Assets in progress	40	56

Gross cost	4,356	4,404
Less: accumulated depreciation and capital lease amortization	(1,877)	(1,612)

Property, plant and equipment, net	$2,479	$2,792

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Depreciation expense related to property, plant and equipment was $259 million, $293 million and $278 million in 2006, 2005 and 2004, respectively. Depreciation expense includes losses on the sale of property, plant and equipment of $3 million, $13 million and $17 million in 2006, 2005 and 2004, respectively. Capital lease amortization expense was $7 million for 2006, 2005 and 2007 respectively. See Note 18 for information related to the capital lease. Because of deteriorating market conditions and increasing costs, the fixed assets of the Newsprint segment were tested for impairment in 2006, which resulted in an impairment charge of $113 million.

Note 7—Goodwill and Other Intangible Assets

Goodwill and other intangible assets at December 31, 2006 and 2005, are comprised of:

	As of December 31,
	2006	2005
(Dollars in millions)
Goodwill	$280	$280

Other intangible assets:
Gross cost	$43	$44
Less: accumulated amortization	(32)	(31)

Other intangible assets, net	$11	$13

Goodwill of $2,128 million was recognized upon the acquisition of Consolidated Papers, Inc. by Stora Enso Oyj in August of 2000. Goodwill amortization in the amount of $144 million was recognized prior to the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” (“SFAS 142”) and since then has been tested for impairment on an annual basis. A total of $1,704 million of impairment losses have been recorded of which $1,022 million was recorded prior to 2004, $520 million was recorded in 2004 and $162 million was recorded in 2005 due to deterioration in market conditions and increased costs associated with the business.

The other intangible assets consist of computer software both internally developed and purchased, along with certain patents, trademarks and franchises. As of December 31, 2006, computer software had a net book value of $3 million while patents, trademarks and franchises had a net book value of $8 million. As of December 31, 2005, computer software had a net book value of $5 million while patents, trademarks and franchises had a net book value of $9 million. Amortization expense related to other intangible assets was $4 million, $5 million and $3 million in 2006, 2005 and 2004, respectively. Future amortization related to the net book value of other intangible assets is estimated to be $2 million in 2007, $2 million in 2008, $1 million in 2009, $1 million in 2010, $1 million in 2011 and $4 million in 2012 and beyond.

Note 8—Other Non-current Assets

	As of December 31,
	2006	2005
(Dollars in millions)
Pension asset (Note 11)	$17	$257
Other	4	10

Total	$21	$267

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Note 9—Debt

Borrowings have various maturities, the latest being in 2023, and have either fixed or floating interest rates ranging from 5.61% to 7.30% in 2006, and 4.72% to 7.30% in 2005. The Company’s loans are denominated in US dollars.

Debt as of December 31 of Each Year

	Repayable within 12 Months		Repayable after 12 Months
	2006	2005	2006 (Restated)	2005 (Restated)
(Dollars in millions)
Bond loans	$104	$—	$255	$358
Bond loan discounts	(1)	—	(10)	(13)
Loans from Stora Enso Group companies (related parties)	—	—	1,069	1,067
Capital lease obligation	—	—	132	130

Total debt	$103	$—	$1,446	$1,542

Loans from Stora Enso Group companies (related parties) include $1,060 million of LIBOR based floating rate debt from Stora Enso S.à.r.L, a subsidiary of Stora Enso Oyj. While the debt matures on August 13, 2007, Stora Enso S.à.r.L has committed to extend or amend the $1,060 million debt to mature on August 13, 2008 or beyond. Interest rates on this debt were 5.975% and 4.81% at December 31, 2006 and 2005, respectively. The capital lease liabilities relate to a lease of paper machine 35, situated in the Stevens Point mill. See Note 18 for information related to the capital lease.

Maturity Schedule of Debt at December 31, 2006

	2007	2008	2009	2010	2011	2012+ (Restated)	Total (Restated)
(Dollars in millions)
Bond loans	$104	$—	$79	$—	$—	$176	$359
Bond loan discounts	(1)	(1)	(1)	(1)	(1)	(6)	(11)
Loans from Stora Enso Group companies (related parties)	—	1,060	—	—	—	9	1,069
Capital lease liabilities	—	—	—	—	—	132	132

Total debt	$103	$1,059	$78	$(1)	$(1)	$311	1,549

Current liabilities: repayable within the next 12 months							103

Non-current liabilities: repayable after 12 months							$1,446

The fair value of non-current liabilities, exclusive of the current portion, has a value of $1,494 million at December 31, 2006 and $1,615 million at December 31, 2005 versus a carrying value of $1,446 million at December 31, 2006 and $1,542 at December 31, 2005. Due to the short-term nature of the current debt and the current portion of the long-term debt, the carrying amounts are considered to be reasonable approximations of the fair values.

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Bond Loans in Long- term Debt

Bond loans are unsecured and are guaranteed by Stora Enso Oyj.

Issue / Maturity Dates	Description of Bond	Fixed Interest Rate %	Nominal Value Issued 2006	Carrying Value as of December 31,
				2006	2005
(Dollars in millions)
1997-2007	Senior Notes Series B 2007	6.82%	$102	$103	$103
1997-2009	Senior Notes Series C 2009	6.90%	48	48	48
1997-2012	Senior Notes Series D 2012	7.00%	23	23	22
1997-2017	Senior Notes Series E 2017	7.14%	23	22	22
1998-2009	Senior Notes Series F 2009	6.93%	30	30	29
1998-2018	Senior Notes Series G 2018	7.24%	65	62	61
1998-2023	Senior Notes Series H 2023	7.30%	65	60	60

Total bond loans				$348	$345

Note 10—Financial Instruments

Fair Values of Financial Instruments

Derivative financial instruments are recorded on the Combined Balance Sheets at their fair values, defined as the amount at which the instrument could be exchanged between willing parties in a current transaction, other than in a liquidation or forced sale. The counterparty in all derivative transactions is Stora Enso Oyj. The fair values of such financial items are estimated on the following basis:

•	Currency option contract values are calculated using year-end market rates together with common option pricing models, the fair values being implicit in the resulting carrying amounts.

•	The carrying amounts of foreign exchange forward contracts are calculated using year-end market rates and thus they approximate fair values.

•	The fair values of interest rate swaps are calculated using a discounted cash flow analysis.

•	Commodity contract fair values are computed with reference to quoted market prices on future exchanges and thus the carrying amounts approximate fair values.

Fair value gains and losses on financial instruments are deferred, net of tax in AOCI, if they fulfill the cash flow hedge accounting criteria. The remaining fair value movements are reported in the Combined Statements of Operations as other (income) expense as shown below. The Company had no outstanding embedded derivatives at December 31, 2006, 2005 or 2004.

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Fair Value Hedge Gains and Losses

	As of December 31,
	2006	2005	2004
(Dollars in millions)
Net (gain)/loss on qualifying hedges	$(2)	$(8)	$(8)
Fair value changes (gain)/loss in hedged items	2	8	8

Net (gain)/loss	—	—	—
Net (gain)/loss on non-qualifying hedges	(1)	(1)	(1)

Net fair value (gain)/loss	$(1)	$(1)	$(1)

Certain derivatives are designated as cash flow hedges and measured at fair value with the fair value movements recorded in the separate owner’s investment category of AOCI. As of December 31, 2006, the Company did not have any open cash flow hedging derivatives. As of December 31, 2005, the hedging reserve was less than $1 million. The gain on derivative financial instruments designated as cash flow hedges that was realized from AOCI through the Combined Statements of Operations amounted to $1 million in 2006, $3 million in 2005 and $3 million in 2004.

Fair Values of Derivative Financial Instruments

	As of December 31,
	2006			2005
	Positive Fair Values	Negative Fair Values	Net Fair Values	Net Fair Values
(Dollars in millions)
Interest rate swaps	$3	$(1)	$2	$5
Forward contracts	—	—	—	1
Currency options	—	—	—	—
Commodity contracts	—	—	—	—

Total	$3	$(1)	$2	$6

Positive and negative fair values of financial instruments are shown under other current and non-current assets and current and long-term debt.

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Notional Values of Derivative Financial Instruments

	As of December 31,
	2006	2005
(Dollars in millions)
Interest rate derivatives:
Interest rate swaps:
Maturity under 1 year	$102	$—
Maturity 2-5 years	79	181
Maturity 6-10 years	52	52

Total interest rate derivatives	$233	$233

Foreign exchange derivatives:
Forward contracts	$—	$18
Currency options	—	60

Total foreign exchange derivatives	$—	$78

Commodity derivatives: Total	$—	$4

Note 11—Pension and Other Postretirement Benefits

The Company adopted SFAS 158 as of December 31, 2006. Prior to the adoption of SFAS 158, US GAAP required recognition of an additional minimum pension liability when the accumulated benefit obligation exceeded the fair value of the plan assets and this amount was greater than the liability recognized on the Combined Balance Sheets. An intangible asset was recognized up to the amount of unrecognized prior service cost with the excess recognized in OCI. During 2006, the additional minimum liability, net of intangible asset, decreased from $139 million to $16 million at December 31, 2006, with the change of $123 million being credited to OCI. Following the adoption of SFAS 158, the recognition of an additional minimum liability net of intangible asset is no longer required; therefore, $16 million has been reversed. The Company uses a December 31 measurement date for all of its plans.

This new standard has been applied prospectively; therefore, the amounts recognized and disclosed for 2005 have not been restated to comply with SFAS 158.

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

The following table sets forth the incremental effect of applying SFAS 158 on individual line items in the year-end Combined Balance Sheets as of December 31, 2006.

	Before Application of SFAS 158 (Restated)	Adjustments	After Application of SFAS 158 (Restated)
(Dollars in millions)
Pension and other postretirement benefit asset	$234	$(217)	$17
Total assets	3,738	(217)	3,521
Liability for pension and other postretirement benefits—current	(11)	(5)	(16)
Liability for pension and other postretirement benefits—non-current	(313)	(155)	(468)
Deferred tax liability (Restated)	(236)	117	(119)
Total liabilities (Restated)	(2,461)	(43)	(2,504)
Accumulated other comprehensive income, net of taxes (Restated)	(61)	260	199
Total owner’s investment (Restated)	(1,277)	260	(1,017)

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

The following table sets forth the changes in the benefit obligation and fair value of plan assets during the year and the funded status of the Company’s defined benefit pension and other postretirement benefit plans showing the amounts recognized in the Company’s Combined Balance Sheets in accordance with US GAAP as of December 31, 2006 and 2005.

	As of December 31,
	2006				2005
	Pension		Other benefits		Pension		Other benefits
	US	Canada	US	Canada	US	Canada	US	Canada
(Dollars in millions)
Change in Benefit Obligation:
Benefit obligation at beginning of year	$820	$258	$405	$23	$779	$222	$427	$19
Service cost	17	2	9	—	16	3	9	—
Interest cost	46	14	23	1	44	13	22	1
Plan participants’ contributions	—	1	2	—	—	2	2	—
Amendments	(1)	10	(10)	—	—	—	(29)	—
Actuarial loss (gain)	(6)	5	13	6	26	21	3	4
Benefits paid	(45)	(13)	(27)	(2)	(45)	(12)	(29)	(2)
Curtailments	—	14	—	—	—	—	—	—
Currency effect	—	—	—	—	—	9	—	1

Benefit obligation at the end of year	$831	$291	$415	$28	$820	$258	$405	$23

Change in Plan Assets:
Fair value of plan assets at beginning of year	$759	$242	$34	$—	$731	$209	$48	$—
Actual return on plan assets	99	28	2	—	71	23	1	—
Company contribution	1	4	12	2	1	11	12	2
Plan participants’ contributions	—	1	3	—	—	2	2	—
Benefits paid	(45)	(13)	(28)	(2)	(44)	(12)	(29)	(2)
Currency effect	—	—	—	—	—	9	—	—

Fair value of plan assets at the end of year	$814	$262	$23	$—	$759	$242	$34	$—

Funded status at the end of year	$(17)	$(29)	$(393)	$(28)	$(62)	$(16)	$(370)	$(23)
Unrecognized prior service cost	(1)	19	(120)	—	(1)	11	(128)	—
Unrecognized actuarial loss	207	39	237	12	267	46	241	9

(Accrued)/Prepaid benefit cost	189	29	(276)	(16)	204	41	(257)	(14)
Additional minimum liability	—	(16)	—	—	(138)	—	—	—

Net amount recognized before adoption of FAS 158	$189	$13	$(276)	$(16)	$66	$41	$(257)	$(14)

Adoption of FAS 158	(206)	(42)	(116)	(12)

Net amount recognized after adoption of FAS 158	$(17)	$(29)	$(392)	$(28)

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

The following table presents the amount in AOCI that has not been recognized as components of net periodic pension cost as of December 31, 2006, subsequent to the adoption of SFAS 158:

	As of December 31, 2006
	Pensions		Other Benefits
	US	Canada	US	Canada
(Dollars in millions)
Unrecognized prior service cost (credit)	$(1)	$19	$(120)	$—
Unrecognized actuarial loss	207	39	237	12
Deferred taxes	(78)	—	(45)	—

Total accumulated other comprehensive income, net of taxes	$128	$58	$72	$12

The estimated net actuarial loss and prior service (credit) for the defined benefit pension plans of the US that will be amortized from AOCI into net periodic benefit cost over the next fiscal year are $11 million and less than $1 million, respectively. The estimated net actuarial loss and prior service cost for the Canadian defined benefit pension plans that will be amortized from AOCI into net periodic benefit cost over the next fiscal year are $1 million and $2 million, respectively. The estimated net actuarial loss and prior service (credit) for other postretirement benefit plans that will be amortized from AOCI into net periodic benefit cost over the next fiscal year are $16 million and ($18) million, respectively.

The following table sets forth assets and liabilities recognized in the Combined Balance Sheets as of December 31, 2006, subsequent to the adoption of SFAS 158:

	As of December 31, 2006
	Pensions		Other Benefits
	US	Canada	US	Canada
(Dollars in millions)
Non-current assets	$16	$1	$—	$—
Current liabilities	(1)	—	(12)	(2)
Non-current liabilities	(33)	(29)	(380)	(26)

	$(18)	$(28)	$(392)	$(28)

Total accumulated benefit obligation (“ABO”) in 2006 was $761 million for all plans in the US and $277 million for all plans in Canada.

The following table sets forth assets and liabilities recognized in the Combined Balance Sheets as of December 31, 2005:

	As of December 31, 2005
	Pensions		Other Benefits
	US	Canada	US	Canada
(Dollars in millions)
Accrued benefit liability	$(12)	$—	$(257)	$(14)
Additional minimum liability	(141)	(1)	—	—
Intangible asset	2	1	—	—
Prepaid benefit cost	216	41	—	—
Accumulated other comprehensive income	139	—	—	—

	$204	$41	$(257)	$(14)

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

For plans where accumulated benefit obligation (“ABO”) exceed the fair value of plan assets under US GAAP, the ABO, the pension benefit obligation (“PBO”) and fair value of plan assets as of December 31, 2006 and 2005 were as follows:

	Pension and Other Postretirement Benefits as of December 31,
	2006		2005
	US	Canada	US	Canada
(Dollars in millions)
ABO	$11	$180	$425	$6
PBO	11	191	464	6
Fair value of assets	—	161	407	—

For plans where the PBO exceeds the fair value of plan assets under US GAAP, the ABO, the PBO and fair value of plan assets as of December 31, 2006 and 2005 were as follows:

	Pension and Other Postretirement Benefits as of December 31,
	2006		2005
	US	Canada	US	Canada
(Dollars in millions)
ABO	$436	$180	$746	$219
PBO	473	191	820	234
Fair value of assets	439	161	759	216

Net periodic benefit cost of defined benefit pension benefits recognized in accordance with US GAAP for the years ended December 31, 2006, 2005 and 2004 included the following components:

	Pension Benefits for the year ended December 31,
	2006		2005		2004
	US	Canada	US	Canada	US	Canada
(Dollars in millions)
Service cost	$17	$2	$16	$3	$16	$2
Interest cost	46	14	44	13	44	12
Expected return on plan assets	(60)	(17)	(58)	(16)	(56)	(13)
Recognized net actuarial (gains) losses	14	2	14	1	16	1
Amortization of prior service cost (credit)	—	1	—	1	—	1

Subtotal	17	2	16	2	20	3
Curtailment	—	14	—	—	—	—

Net periodic benefit cost	$17	$16	$16	$2	$20	$3

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Net periodic benefit cost of other postretirement benefits recognized in accordance with US GAAP for the years ended December 31, 2006, 2005 and 2004 included the following components:

	Other Postretirement Benefits for the Year Ended December 31,
	2006		2005		2004
	US	Canada	US	Canada	US	Canada
(Dollars in millions)
Service cost	$9	$—	$9	$—	$10	$—
Interest cost	23	1	22	1	29	1
Expected return on plan assets	(1)	—	(2)	—	(3)	—
Recognized net actuarial (gains) losses	16	3	12	1	14	1
Amortization of past service cost (credit)	(17)	1	(14)	—	(4)	—

Net periodic benefit cost	$30	$5	$27	$2	$46	$2

Canada

As of December 31, 2006 and 2005, the Company’s Canadian defined benefit pension plans have total defined benefit obligations of $291 million and $258 million, respectively and combined assets of $262 million and $242 million, respectively, representing net unfunded liabilities of $29 million and $16 million, respectively. In Canada, pension benefits are provided through employer and employee funded defined benefit plans. Independent actuaries determine the employer contributions necessary to meet future obligations of the plans, whereas employee contributions are a fixed percentage of pensionable earnings. Funds are invested in a mix of fixed income and equity investments and are held by an independent trustee. The retirement benefits are a function of years worked and the best five years average salary during an employee’s pensionable service.

The investment policy sets the long-term return target for the funds at a real return of 4 percent and defines the long-term strategic allocation targets for equities at 20% to 60%, bonds, 10% to 60% and liquid investments, 0% to 25%. The chosen investment managers are at liberty to adjust the asset mix for their portion of the funds in accordance with the minimum and maximum levels for each asset class.

As of December 31, 2006 and 2005, the Company’s Canadian other postretirement benefit plans have total defined benefit obligations of $28 million and $23 million, respectively. These other postretirement benefit obligations are unfunded, are not required to be funded, and generally provide healthcare, life insurance and disability benefits to certain retirees.

United States

As of December 31, 2006 and 2005, the Company’s US defined benefit pension plans have total defined benefit obligations of $831 million and $820 million, respectively and combined assets of $814 million and $759 million, respectively, representing net unfunded liabilities of $18 million and $62 million, respectively. Of these unfunded liabilities, $11 million and $12 million, respectively, represents defined benefit obligations of a non-qualified defined benefit pension plan which is not required to be funded.

In the US, retirement benefits are provided through employer funded defined benefit plans and through employer and employee funded defined contribution plans, also known as 401(k) plans. For

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

the defined benefit plans, independent actuaries determine the employer contributions necessary to meet the future obligations of the plans and the funds are invested in a diversified mix of fixed income, equity and alternative investments held by independent trustees. The retirement benefits are a function of either years worked multiplied by a flat monetary benefit, or of years worked multiplied by the best five years average salary out of the last ten years, during an employee’s pensionable service. For the defined contribution plans, employees may elect to contribute a percentage of their salary on a pre-tax basis, subject to regulatory limitations, into an account with an independent trustee which can then be invested in a variety of investment options at the employee’s discretion. The employer may also contribute to the employee’s account depending upon the requirements of the plan.

As of December 31, 2006 and 2005, the Company’s US other postretirement benefit plans have total defined benefit obligations of $415 million and $405 million, respectively and combined assets of $23 million and $34 million, respectively, representing net unfunded liabilities of $393 million and $370 million, respectively. These other postretirement benefit obligations generally provide healthcare, and in certain cases life insurance, to certain retirees.

Healthcare benefits are provided to certain retirees through employer and employee funded post-employment plans, though these plans are not required to be pre-funded. Although these are largely pay-as-you-go plans, independent actuaries determine the expense to be charged in the Combined Statements of Operations to meet the plan obligations. When pre-funding does occur, funds are invested in a diversified mix of investments held by an independent trustee. Eligibility for benefits is generally a function of the number of years worked and attained age at retirement.

For US plans, the Company has been implementing a policy whereby Company contributions toward the annual healthcare premium equivalent for retirees are limited to a specific monetary value or percentage, in which instance the remainder of the premium equivalent is the responsibility of the retiree. Prior to 2003, a retiree would generally pay either a stated amount of premium, that did not change as time went on, or pay a stated percentage of the premium. The Company was then obliged to absorb almost all inflationary increases in US healthcare costs.

At the beginning of 2003, a limit was placed on the amount the Company would contribute toward retiree healthcare premium equivalents for future non-union retirees, the basic effect being that the Company would no longer be 100% responsible for all future increases in healthcare costs for this group of future retirees. In 2004, limits were placed on the amount the Company would contribute toward retiree healthcare premium equivalents for a large portion of the participants who were already retired and in addition, Company contribution limits were negotiated with Niagara Mill union future retirees. In 2005, Company contribution limits were negotiated for Kimberly Mill union future retirees and in addition no Company contributions would be available for any new hires in the Kimberly Mill union or any US non-union new hires. In 2006, negotiations with Central Wisconsin OPEIU members resulted in Company contribution limits toward pre-65 retiree healthcare premium equivalents for future retirees, no Company contribution toward post-65 retiree healthcare premium equivalents for future retirees, and no Company contribution for any retiree healthcare for OPEIU new hires. Throughout 2006, negotiations continued with the remaining active Company union members not already subject to limitations on Company contributions toward retiree healthcare premium equivalents.

Plan assets in the US are held in trusts with investment policies providing a framework within which to manage the assets in each trust. It is the primary objective of these policies to invest the trust assets in a manner that ensures sufficient funds will be available to meet the benefit obligations of the

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

trusts as determined in connection with periodic asset-liability studies commissioned by the Investment Committee. As updated at the end of 2005, the pension investment policy provides for long-term strategic allocation targets as follows: US equity 28%, non-U.S. equity 17% (including developed and emerging markets), fixed income 35% (including core, TIPS and high yield), real estate 10% and alternative investments 10%. In addition, the policy also provides for appropriate drift ranges for each asset class and rebalancing back to the allocation target when the range is exceeded. The policy has additional requirements to ensure adequate diversification, limit non-investment grade quality fixed income securities and restrict the use of derivatives. The investment policy for other postretirement benefits is similar but also takes into consideration the fact that retiree healthcare obligations are not required to be funded and have varying cash flow needs.

SENA’s defined benefit pension plan assets percentage of fair value by asset category at December 31, 2006 and 2005 are as follows:

	2006		2005
	US	Canada	US	Canada
Cash and cash equivalents	—%	4%	—%	4%
Equity securities	55%	58%	63%	57%
Debt securities	32%	38%	27%	39%
Real estate	6%	—%	5%	—%
Other, including alternative investments	7%	—%	5%	—%

Total	100%	100%	100%	100%

The plans have an expected long-term rate of return on plan assets assumption of 8.0% for the US plans and 7.0% for the Canadian plans. These rates were derived based on the assumptions for each asset class under the respective trust’s investment policy. The capital market assumptions reflect a combination of historical performance analysis and the forward-looking return expectations of the financial markets.

Weighted-average assumptions used in the calculation of postretirement benefit obligations as of December 31 are as follows:

	Postretirement Benefits as of December 31,
	2006		2005
	US	Canada	US	Canada
Discount rate	5.75%	5.25%	5.75%	5.25%
Rate of compensation increase	4.50%	2.04%	4.50%	2.00%

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Weighted-average assumptions used in the calculation of net periodic cost for the years ended December 31 are as follows:

	Postretirement Benefits as of December 31,
	2006		2005
	US	Canada	US	Canada
Discount rate	5.75%	5.25%	5.75%	6.00%
Rate of compensation increase	4.50%	2.00%	5.00%	2.00%
Expected return on plan assets	8.00%	7.00%	8.00%	7.50%

The discount rate used to discount postretirement benefit obligations is measured using interest rates of high quality bonds at the balance sheet date. Maturity terms of the interest rates are used to approximate the duration and maturity terms of the related liability.

Estimated future benefit payments as of December 31, 2006 are as follows:

	Estimated Future Benefit Payments
	Pensions		Other Benefits
	US	Canada	US	Canada
(Dollars in millions)
2007	$44	$15	$26	$2
2008	45	16	26	2
2009	45	16	25	2
2010	46	16	25	2
2011	47	17	25	2
Years 2012 – 2016	261	94	130	10

Expected employer contributions to be paid into the plans during next fiscal year:

	Expected Employer Contributions
	Pensions		Other Benefits
	US	Canada	US	Canada
(Dollars in millions)
Payments during fiscal year 2007	$1	$15	$13	$2

Assumptions related to retiree healthcare benefits as of December 31:

	2006		2005
	US	Canada	US	Canada
Healthcare cost trend rate assumed for next year	10%	14%	10%	11%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5%	6%	5%	6%
Year that the rate reaches the ultimate trend rate	2011	2015	2011	2011

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

A one-percentage-point change in assumed retiree healthcare cost trend rates would have the following effects:

	Other Postretirement Benefits
	1-Percentage- Point Increase		1-Percentage- Point Decrease
	US	Canada	US	Canada
(Dollars in millions)
Effect on total of service and interest cost components	$4	$—	$(3)	$—
Effect on postretirement benefit obligation	40	—	(31)	—

SENA has elected to receive a subsidy from the US government pursuant to the Medicare Prescription Drug Improvement and Modernization Act of 2003 related to its continuation of certain other postretirement benefit plans. The effect of this subsidy reduces 2006 expense for other postretirement benefit plans by $8 million and 2005 expense by $7 million.

Note 12—Other Current Liabilities

Other accrued liabilities at December 31, 2006 and 2005 are comprised of:

	As of December 31,
	2006	2005
(Dollars in millions)
Current portion of restructuring provision	$6	$11
Interest payable and other interest bearing liabilities	20	20
Accrued liabilities and deferred income	33	26
Current tax liability	47	46
Property tax payable	7	8
Legal liabilities	4	5
Other payables	3	4

Total	$120	$120

Accrued liabilities and deferred income consist primarily of personnel expenses and customer pre-payments. Other payables encompass accrued municipal, county, and state taxes, and various miscellaneous accruals.

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Note 13—Commitments and Contingencies

Commitments

	As at December 31,
	2006	2005	2004
(Dollars in millions)
Commitments on behalf of others:
Guarantees	$5	$6	$5
Commitments, own:
Letters of credit	19	14	16
Operating leases, in next 12 months	2	2	2
Operating leases, after next 12 months	6	2	4
Other commitments	4	5	4

Total	$36	$29	$31

Guarantees and letters of credit may be made in the ordinary course of business on behalf of associated companies and occasionally others.

The guarantees, entered into with financial institutions and other credit guarantors, generally obligate the Company to make payment in the event of default by the borrower. The Company has guaranteed bank loans to pulpwood contractors for the purchase of equipment required to supply, produce or transport forest products to the company. In the event of default on these bank loans by the pulpwood contractors, the Company has the right to take immediate possession of and sell the equipment in order to use the proceeds to repay all or a portion of the loans owing to the bank. The Company estimates that in excess of 80% of the guaranteed amount can be expected to be recovered from proceeds on liquidation of the equipment in the event of default. The Company has accrued less than $1 million for each of December 31, 2006, 2005 and 2004, respectively, for mortgages in default for the year.

The Company has provided letters of credit to various environmental agencies as a means of providing financial assurance with regard to environmental liabilities. The Company also provides a letter of credit for securing a supplemental pension obligation and certain letters of credit to fulfill supplier financial assurance requirements. Payment would only be required under these letters of credit if the Company defaulted on commitments made under these arrangements.

The guarantees and letters of credit have off-balance sheet credit risk representing the accounting loss that would be recognized at the reporting date if the Company or the counterparties failed to perform completely as contracted. The credit risk amounts are equal to the contract sums, assuming the amounts are not paid in full and are not recoverable from other parties

In 2003, Stora Enso Port Hawkesbury Limited (“SEPH”) was awarded financial assistance in the amount of $13 million from the Province of Nova Scotia to provide a contribution towards training and infrastructure costs associated with the construction of the thermo-mechanical pulp (TMP) line. The amount includes an incentive amount of $5 million provided that SEPH employs a minimum number of full-time equivalent (“FTE”) positions in its newsprint operation and SEPH as a whole. SEPH has received $2 million as of December 31, 2006 and a contribution of $2 million has been accrued at December 31, 2006, relating to the incentive assistance component.

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

In 2006, SEPH was awarded financial assistance in the amount of $56 million from the Province of Nova Scotia in settlement of its commitment to provide licensed land to SEPH. The amount will be paid out over seven years ($9 million in each of the first six years, and $4 million in the seventh year). Payout is to be made upon completion of each cumulative 12 month period of operation of SEPH’s newsprint and supercalendered paper machines. If there is no production for 24 continuous months, all current and future payments are forfeited.

Estimated Purchase Agreement Commitments as of December 31, 2006

	Type of Supply	Country	Years Left	Contract Total	Scheduled Contract Payments
					2007	2008-9	2010-11	2012+
(Dollars in millions)
Location:
Stora Enso North America Corp.	Electricity	US	5	$103	$27	$32	$44	$—
Stora Enso North America Corp.	Natural Gas	US	4	34	18	15	1	—
Stora Enso North America Corp.	Coal	US	2	72	57	15	—	—
Stora Enso North America Corp.	Chemicals	US	2	5	5	—	—	—
Stora Enso Port Hawkesbury Limited	Natural Gas	Canada	6	94	17	35	28	14

				308	124	97	73	14

Capital expenditure				8	8	—	—	—

Total contractual commitments				$316	$132	$97	$73	$14

Purchases related to the above agreements were $172 million in 2006, $168 million in 2005 and $113 million in 2004.

SENA leases office and warehouse space as well as some mobile equipment under various non-cancellable operating leases, some of which contain renewal options. The future cost for contracts exceeding one year and for non-cancellable operating lease contracts are:

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Repayment Schedule of Operating Lease Commitments

	As of December 31,
	2006	2005	2004
(Dollars in millions)
Less than 1 year	$2	$2	$2
1–2 years	2	1	2
2–3 years	1	1	1
3–4 years	1	—	1
4–5 years	1	—	—
Over 5 years	1	—	—

	$8	$4	$6

Contingent Liabilities

The Company is party to legal proceedings that arise in the ordinary course of business and which primarily involve claims arising out of commercial and environmental laws. It is also involved in administrative proceedings relating primarily to competition law. Management does not consider the potential liabilities related to such proceedings, before insurance recoveries, if any, are likely to be material to the Company’s financial condition or results of operations.

Competition Law Proceedings

Inspections by US Competition Authorities and Class-action Lawsuits in the United States

In May 2004, Stora Enso North America Corp. (“SENAC”) received subpoenas issued by the US Department of Justice as part of preliminary antitrust investigations into the magazine paper industry in the US. Subsequent to the commencement of these antitrust investigations, SENAC was named, along with other producers of paper and forestry products, as a defendant in a number of lawsuits brought in US federal and state courts by direct and indirect purchasers of publication paper purporting to act on behalf of a class of purchasers. They allege, generally, that the defendants agreed to fix, increase or maintain the price of publication paper in the US. They seek unspecified treble damages and, in some cases, restitution for the alleged overcharges resulting from the alleged violations, including interest and legal costs.

On December 13, 2006, the US antitrust authorities announced that SENAC had been indicted for its alleged anticompetitive conduct in connection with the sale of coated magazine paper in the US in 2002 and 2003; however, no SENAC employee was charged individually. SENAC denied any wrongdoing and entered a plea of not guilty. At a trial which commenced July 16, 2007 and concluded on July 19, 2007, SENAC was found not guilty.

The purported class-action lawsuits remain pending. There can be no assurances that SENAC will prevail in its efforts to defend these claims and we do not have liability insurance which would cover any adverse judgments or losses resulting from these lawsuits. Due to the uncertainties associated with these matters, it is not possible to estimate any potential loss contingencies, thus no provision has been made with respect to the purported class-action lawsuits. However, we do not believe that the ultimate outcome of these purported class-action lawsuits will have a material adverse effect on the Company’s business, operational results or financial condition.

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Environmental Proceedings

Wisconsin Rapids Emissions

The US Environmental Protection Agency (“EPA”) has issued a notice of violation and a finding of violation to the Wisconsin Rapids mill alleging that expansions and other capital projects between 1983 and 1991 violated the US Clean Air Act. The EPA is seeking a penalty of $8 million and the installation of additional air pollution control equipment. Stora Enso North America Corp. considers that there are a number of defenses to these allegations and thus only an immaterial provision for this loss contingency has been recorded based on the Company’s best estimate of the outcome.

Niagara Emissions

The EPA has issued a notice of violation and a finding of violation to the Niagara mill alleging that projects at the mill between 1995 and 1997 violated the US Clean Air Act. No demand has been received from the EPA, but the EPA may seek a monetary penalty and the installation of additional control equipment. Stora Enso North America Corp. intends to defend any case brought by the EPA based upon these allegations and thus only an immaterial provision for this loss contingency has been recorded based on the Company’s best estimate of the outcome.

Note 14—Related Party Transactions

	As of December 31,
	2006	2005	2004
(Dollars in millions)
Income statement:
Sales to Stora Enso Oyj and other Group companies	$6	$2	$2
Purchases from Stora Enso Oyj and other Group companies	45	33	59
Interest expense from Stora Enso Oyj and Stora Enso S.à.r.L	61	44	33
Sales to Corenso North America	—	—	—
Purchases from Corenso North America	14	14	11
Balance sheet:
Miscellaneous receivables from Stora Enso Oyj and other Group companies	$12	$3	$8
Cash pooling with Stora Enso Oyj	173	(4)	10
Loans from Stora Enso Oyj and Stora Enso S.à.r.L	1,060	1,060	1,106
Interest payable to Stora Enso Oyj and Stora Enso S.à.r.L	16	12	8
Miscellaneous payables to Stora Enso Oyj and other Group Companies	10	7	15
Receivables from Corenso North America	—	—	17
Payables to Corenso North America	9	7	16

SENA currently sells, purchases, and utilizes services from Stora Enso Oyj, its ultimate parent company, and other Group companies for multiple items. A generally immaterial amount of paper is sold to the Group. Purchases from Group include, but are not limited to, the purchase of pulp and administrative services. SENA incurs interest expense and has long-term and short-term loans from the Group (see Note 9).

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

SENA purchases cores from Corenso North America Corp. (“CNA”) which is a wholly owned subsidiary of Stora Enso Oyj. SENA sells power generated at Consolidated Water Power Company, a wholly owned subsidiary, to CNA. SENA also sells steam from the Wisconsin Rapids mill and various administrative services to CNA.

During the last three years, SENA has not been involved in any material transactions with any of its directors, managers, or executive officers, including relatives or spouses of any of these persons.

Stora Enso Oyj has guaranteed certain obligations under the capital lease. Refer to Note 2 for further information.

Note 15—Restructuring Provision

The activity in restructuring provisions during 2004, 2005 and 2006 is as follows:

Restructuring Provision
(Dollars in millions)
Balance at January 1, 2004	$6
Translation difference	—
Charges	11
Payments	(16)

Balance at December 31, 2004	$1
Translation difference	—
Charges	15
Payments	(5)

Balance at December 31, 2005	$11
Translation difference	—
Charges	—
Payments	(5)

Balance at December 31, 2006	$6

Throughout 2003 and 2004, SENA actively reduced their headcounts as a result of the Fixed Cost reduction initiatives that started in 2003 which resulted in a reduction of 832 employees. During 2005 a reduction of 35 employees occurred as a result of the Profit Enhancement Program and a further reduction of 82 employees occurred as a result of additional Fixed Cost reduction initiatives. During 2006, a reduction of 27 employees occurred as a result of the closure of paper machine number 31 and an additional reduction of 114 employees occurred as a result of additional Fixed Cost reduction initiatives.

As a result of the above initiatives, SENA recorded charges of $11 in 2004, $15 million in 2005 and $1 million in 2006 for employment termination benefits and machine closure costs. The charges were included in cost of sales and in selling, general and administrative expenses. SENA paid $17 million, $5 million and $5 million in 2004, 2005 and 2006, respectively, for liabilities which were accrued for in prior years.

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Note 16—Combined Statements of Cash Flows

Supplemental cash flow disclosures are as follows:

Cash paid during the period for:

	Year Ended December 31,
	2006	2005	2004
(Dollars in millions)
Interest	$91	$74	$72
Income taxes	6	5	5

Note 17—Accumulated Other Comprehensive Income (Loss) (“AOCI”) (Restated)

Comprehensive income (loss) includes: net earnings; foreign currency translation adjustments; adjustments to minimum pension liability, net of tax; and a loss on the effective portion of a cash flow hedge, net of tax, that are all presented as a component of owner’s investment. The Company’s total comprehensive income (loss) was $(162), $(342) and $(563) million for 2006, 2005 and 2004, respectively.

The components of accumulated other comprehensive income (loss) are as follows:

	Foreign Currency Translation Adjustments	Financial Instruments	Pension and Other Postretirement Benefits	Total AOCI
(Dollars in millions)
Balance at January, 2004	$—	$1	$(55)	$(54)
Foreign currency translation adjustments	42	—	—	42
Financial instruments	—	1	—	1
Minimum pension liability	—	—	51	51

Balance at December 31, 2004	$42	$2	$(4)	$40
Foreign currency translation adjustments	24	—	—	24
Financial instruments	—	(2)	—	(2)
Minimum pension liability	—	—	(82)	(82)

Balance at December 31, 2005 (Restated)	$66	$—	$(86)	$(20)
Foreign currency translation adjustments	5	—	—	5
Financial instruments	—	—	—	—
Minimum pension liability	—	—	76	76
Adoption of SFAS 158	—	—	(260)	(260)

Balance at December 31, 2006 (Restated)	$71	$—	$(270)	$(199)

Note 18—Capital Leases

The Company’s predecessor entered into a sale-leaseback transaction for a paper machine in 1997 for $136 million. The lease has a basic lease term which expires in 2014. At the end of the basic lease term, the Company has the option to purchase the machine or the lessor can require the Company to renew the lease through 2025. The lease contains purchase options at amounts

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

approximating fair market value in 2010 and at lease termination. This lease requires the Company to pay customary operating and repair expenses and to observe certain operating restrictions. The lease was deemed to be an operating lease at the inception of the lease.

In 2002, the Company entered into an amendment to the lease. Under the terms of the amendment, Stora Enso Oyj, the ultimate parent company, is the guarantor of this lease and is required to comply with both financial reporting and minimum debt rating covenants. Because the guarantee contains provisions outside the operations of the Company, the lease is classified as a capital lease in the combined financial statements from the date of the amendment.

Leased capital assets included in net property, plant and equipment were $77 million and $83 million at December 31, 2006 and 2005, respectively. Amortization of the capital lease assets was $7 million for each of the years 2006, 2005 and 2004. Interest expense related to the capital lease obligation was $9 million for each of the years 2006, 2005 and 2004.

Future minimum capital lease payments and the related present value of the capital lease payments at December 31, 2006 were as follows:

Capital Lease
(Dollars in millions)
2007	$7
2008	8
2009	7
2010	7
2011	7
After 2012	250

Total minimum lease payments	286
Interest	(154)

Present value of net minimum lease payments	$132

*  *  *  *  *

STORA ENSO NORTH AMERICA

CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)

THREE QUARTERS ENDED SEPTEMBER 30, 2007

AND THREE QUARTERS ENDED SEPTEMBER 30, 2006

	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006 (Restated)
(Dollars in millions)
Net Sales	$1,728	$1,480
Costs and Expenses:
Cost of sales	1,710	1,448
Selling, general and administrative expenses	67	81
Interest expense	61	68
Other (income)	(1)	(1)

Loss before incomes taxes	(109)	(116)
Income tax (benefit)	(25)	(14)

Net Loss	$(84)	$(102)

The accompanying notes are an integral part of these condensed combined financial statements.

STORA ENSO NORTH AMERICA

CONDENSED COMBINED BALANCE SHEETS (UNAUDITED)

AS OF SEPTEMBER 30, 2007 AND DECEMBER 31, 2006

	September 30, 2007	December 31, 2006 (Restated)
(Dollars in millions)
Assets:
Current assets:
Cash and cash equivalents	$233	$195
Accounts receivable, net of allowance for doubtful accounts of $3 and $3, respectively	188	129
Inventories	330	346
Deferred tax assets	31	32
Other current assets	55	28

Total current assets	837	730

Non-current assets:
Property, plant and equipment, net	2,386	2,479
Goodwill	280	280
Other intangible assets, net	10	11
Other non-current assets	4	21

Total non-current assets	2,680	2,791

Total assets	$3,517	$3,521

Liabilities and Owner’s Investment:
Current liabilities:
Short-term debt (related party is $161 and $0, respectively)	$161	$—
Current portion of long-term debt (related party is $1,060 and $0, respectively)	1,304	103
Accounts payable	196	167
Accrued payroll and benefits	57	51
Postretirement benefit provisions	16	16
Other current liabilities	110	120

Total current liabilities	1,844	457

Non-current liabilities:
Long-term debt (related party is $0 and $1,069, respectively)	132	1,446
Deferred tax liabilities	142	119
Postretirement benefit provisions	313	468
Other non-current liabilities	15	14

Total non-current liabilities	602	2,047

Commitments and contingencies (Note 10)	—	—
Owner’s investment:
Owner’s investment	1,125	1,216
Accumulated other comprehensive loss	(54)	(199)

Total owner’s investment	1,071	1,017

Total liabilities and owner’s investment	$3,517	$3,521

The accompanying notes are an integral part of these condensed combined financial statements.

STORA ENSO NORTH AMERICA

CONDENSED COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

THREE QUARTERS ENDED SEPTEMBER 30, 2007

AND THREE QUARTERS ENDED SEPTEMBER 30, 2006

	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006 (Restated)
(Dollars in millions)
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(84)	$(102)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	190	201
Loss on sale of property, plant and equipment	3	1
Deferred income taxes	(25)	(14)
Bond discount amortization	1	1
Change in current assets and liabilities:
Inventories	24	(6)
Accounts receivable	(59)	(15)
Accounts payable	23	(17)
Other non-current assets and liabilities	2	15
Pension and other postretirement, net	(2)	27
Other, net	(49)	(61)

Net cash provided by operating activities	24	30

CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(38)	(42)
Proceeds from sale of property, plant and equipment	1	—

Net cash used in investing activities	(37)	(42)

CASH FLOW FROM FINANCING ACTIVITIES:
Short-term debt, net	152	—
Repayment of long-term debt	(102)	—
Owner’s investment—cash received from Stora Enso Oyj	1	1

Net cash provided by financing activities	51	1
Effect of exchange rates on cash	—	3

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	38	(8)
Cash and cash equivalents at beginning of year	195	82

NET CASH AND CASH EQUIVALENTS AT END OF PERIOD	$233	$74

The accompanying notes are an integral part of these condensed combined financial statements.

STORA ENSO NORTH AMERICA

CONDENSED COMBINED STATEMENTS OF OWNER’S INVESTMENT AND

COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

THREE QUARTERS ENDED SEPTEMBER 30, 2007

AND THREE QUARTERS ENDED SEPTEMBER 30, 2006

	Owner’s Investment	Accumulated Other Comprehensive Income (Loss)	Total
(Dollars in millions)
Balance at January 1, 2007 (Restated)	$1,216	$(199)	$1,017
Comprehensive income:
Net loss	(84)		(84)
Foreign currency translation adjustment		63	63
SFAS 158 (net of tax of $48)		82	82

Total comprehensive income			$61
Adoption of FIN 48	(8)		(8)
Net increase in investment from Stora Enso Oyj	1		1

Balance at September 30, 2007	$1,125	$(54)	$1,071

	Owner’s Investment	Accumulated Other Comprehensive Income (Loss)	Total
(Dollars in millions)
Balance at January 1, 2006 (Restated)	$1,457	$(20)	$1,437
Comprehensive (loss):
Net loss	(102)		(102)
Minimum pension liability adjustment (net of tax of $33)		57	57
Foreign currency translation adjustment		29	29

Total comprehensive (loss)			$(16)
Net increase in investment from Stora Enso Oyj	1		1

Balance at September 30, 2006 (Restated)	$1,356	$66	$1,422

The accompanying notes are an integral part of these condensed combined financial statements.

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1—Business and Summary of Significant Accounting Policies

Organization and Description of Business

The condensed combined financial statements of the graphic paper, publication paper, specialty paper and other operations of Stora Enso Oyj, Finland (“the parent company”) in the United States of America (“US”) and Canada (collectively referred to as “North America”) are generally referred to as Stora Enso North America (“SENA”). As used in these notes, the terms “SENA,” “we,” “our,” “the Company,” “Stora Enso North America” and “us” refer to the combined operations of SENA. Stora Enso Oyj and its subsidiaries are collectively referred to as the “Group”.

SENA is a leading graphic, publication and specialty paper manufacturer in North America. We manufacture and market a broad range of paper products for a variety of applications such as corporate annual reports, high-end advertising brochures, magazines, catalogs, direct mail advertising, self adhesive labels, wet strength labels and flexible packaging.

SENA operates eight mills and 16 paper machines located primarily in Wisconsin, with one mill each in Nova Scotia, Canada and Minnesota. Our headquarters are in Wisconsin Rapids, WI. We also operate a hotel and a public utility, both of which are located in Wisconsin Rapids, WI.

The operations of SENA are ultimately wholly owned by Stora Enso Oyj of Finland. Stora Enso Oyj acquired the US operations of SENA from Consolidated Papers, Inc. (“CPI”) in August 2000. The US operations are contained in a subsidiary named Stora Enso North America Corp. The operations in Canada are contained in a subsidiary named Stora Enso Port Hawkesbury Limited. Since October of 2004, both Stora Enso Port Hawkesbury Limited and Stora Enso North America Corp. are wholly owned subsidiaries of Stora Enso North America Inc., which is a wholly owned subsidiary of Stora Enso Oyj.

Basis of Preparation

The accompanying condensed combined financial statements of SENA have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) on a carve-out basis. Management believes the assumptions underlying the condensed combined financial statements, including the allocation methodology described below, are reasonable. These condensed combined financial statements include all assets, liabilities, equity, revenues and expenses of Stora Enso Port Hawkesbury Limited and of Stora Enso North America Corp and its subsidiaries, excluding a 38.8% and a 38.2% interest, as of September 30, 2007 and December 31, 2006, respectively, in Thiele Kaolin Company, an investment accounted for using the equity method, and excluding amounts related to the Group’s import sales activity into North America for paper and timber products. Significant inter-company transactions and accounts have been eliminated.

The accompanying condensed combined financial statements are prepared on a carve-out basis to present the operations of SENA as a stand alone entity. In accordance with Stora Enso Oyj policy, most costs are pushed down to subsidiaries on an arm’s length basis and therefore minimal additional allocation of corporate expenses has been considered necessary for these condensed combined financial statements. The exceptions are stock based compensation and certain debt related hedges.

As discussed in the combined financial statements as of December 31, 2006 and 2005 (Restated), the Company identified an error in the computation of the valuation allowance related to net

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

deferred tax assets in Canada for the year ended December 31, 2005. This error resulted in an overstatement of the Company's deferred tax liabilities at December 31, 2006 and 2005 and an overstatement of the Company's 2005 net loss.

Further as discussed in the combined financial statements as of December 31, 2006 and 2005 (Restated), a lease which had been treated as an operating lease was determined to be a capital lease for purposes of these combined financial statements based on terms of a default covenant contained in the lease agreement pursuant to a 2002 amendment for a guaranty from Stora Enso Oyj, with respect to the Company's obligation under the lease. This change in treatment resulted in a reduction in rent expense, and increase in amortization expense (both are components of cost of sales), an increase in interest expense, an increase in property, plant and equipment and an increase in long term debt for each of the years ended December 31, 2006, 2005 and 2004.

The condensed combined balance sheet as of December 31, 2006 (Restated) is combined financial information derived from the audited balance sheet, but does not include all disclosures required by US GAAP. The interim financial statements are unaudited. The financial statements have been prepared in accordance with US GAAP and, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair statement in accordance with US GAAP for the periods presented. Certain information and footnote disclosures normally included in the annual financial statements presented in accordance with US GAAP have been condensed or omitted. The statements of operations and cash flows for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

The accompanying financial statements should be read in conjunction with the annual financial statements and notes thereto, as of and for the year ended December 31, 2006 (Restated).

Reclassifications

Depreciation and amortization of $193 million and $202 million for the three quarters ended September 30, 2007 and 2006, respectively, has been reclassified to cost of sales and selling, general and administrative expenses as follows:

	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006 (Restated)
(Dollars in millions)
Cost of sales	$190	$198
Selling, general and administrative expenses	3	4

Foreign Currency Translation

The statements of operations of foreign entities, whose functional currencies are not US dollars, are translated into US dollars using the average exchange rates for the year, whereas the balance sheets are translated using the exchange rates at the reporting date. Exchange rate differences arising from the re-translation of the net investments in foreign entities are recorded directly in owner’s investment in Accumulated Other Comprehensive Income (Loss) (“AOCI”), as shown in the Condensed Combined Statement of Owner’s Investment and Comprehensive Income (Loss).

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Cash and Cash Equivalents

Cash and cash equivalents are comprised of cash on hand, deposits held with banks, cash pool balances and other liquid investments with original maturity of less than three months. Bank and cash pool overdrafts are reported separately in other interest bearing liabilities under other current liabilities. The Group parent company, Stora Enso Oyj, is the master account holder of the cash pool. Account balances of sub-accounts, such as the Company’s accounts, are consolidated to the master account thereby creating an internal liability between the master account holder and the sub-accounts. Cash pool internal interest is allocated to the member accounts by the participating banks at the end of each quarter. The account balances of sub-accounts represent the Company’s liquid cash receivable from or payable to the parent company and amounted to $204 million and $173 million of cash on deposit at September 30, 2007 and December 31, 2006, respectively.

Note 2—Segment Information

SENA’s six reportable segments are as follows: coated publication paper, uncoated publication paper, newsprint, fine paper, specialty paper and other. These segments are consistent with the internal structure used to manage these businesses.

Reportable Segment Data

SENA does not allocate total assets internally in assessing operating performance. Net sales, operating loss, accounting policy differences, depreciation and amortization, goodwill, and net sales by geographic area as determined by SENA for its reportable segments, are shown in the following tables.

Net Sales

	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006
(Dollars in millions)
Coated publication paper	$482	$482
Uncoated publication paper	323	174
Newsprint	54	2
Fine paper	645	622
Specialty paper	231	205
Other	23	17
Eliminations	(30)	(22)

Net sales	$1,728	$1,480

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Internal Management Reporting Loss vs. External Reporting Loss

	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006 (Restated)
(Dollars in millions)
Coated publication paper	$6	$25
Uncoated publication paper	(34)	(45)
Newsprint	(14)	(24)
Fine paper	53	20
Specialty paper	17	(3)
Other	2	(4)

Operating income (loss)—internal management reporting	$30	$(31)
Interest expense	(61)	(68)
Share based compensation	(2)	(3)
Internal vs. external accounting policies (see below)	(76)	(14)

Loss before income taxes—external reporting	$(109)	$(116)

Accounting Policy Differences

	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006
(Dollars in millions)
Depreciation expense related to impairment reversal—internal reporting, gross	$(13)	$(22)
Restructuring costs, net	(2)	(2)
Postretirement benefits, net	(61)	10

Total accounting policy differences	$(76)	$(14)

Depreciation and Amortization

	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006 (Restated)
(Dollars in millions)
Coated publication paper	$47	$47
Uncoated publication paper	44	40
Newsprint	1	9
Fine paper	76	77
Specialty paper	21	23
Other	4	6

Total depreciation and amortization	$193	$202

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Goodwill

The following table presents changes in the goodwill balances as allocated to each reportable segment for the three quarters ended September 30, 2006 and the three quarters ended September 30, 2007, respectively:

	Coated Publication Paper	Uncoated Publication Paper	Newsprint	Fine Paper	Specialty Paper	Total
(Dollars in millions)
As of January 1, 2006	$—	$—	$—	$280	$—	$280
Impairment losses	—	—	—	—	—	—

As of September 30, 2006	$—	$—	$—	$280	$—	$280

As of January 1, 2007	$—	$—	$—	$280	$—	$280
Impairment losses	—	—	—	—	—	—

As of September 30, 2007	$—	$—	$—	$280	$—	$280

Information by Geographic Area—Net Sales

	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006
(Dollars in millions)
US—paper sales	$1,520	$1,333
Canada—paper sales	108	85
Americas, other than the US and Canada— paper sales	20	13
Other—all other sales	80	49

Net sales	$1,728	$1,480

Note 3—Income Taxes

The income tax provision is determined by applying an estimated annual effective income tax rate to income before income taxes. The estimated annual effective income tax rate is based on the most recent annualized forecast of pretax income, permanent book/tax difference and tax credits.

The Company and its subsidiaries file income tax returns in the US for federal and various state jurisdictions and in Canada. As of September 30, 2007, the Company is open for examination for US federal purposes from 2000 through 2006, for Wisconsin purposes from 1997 through 2005 and for Canadian purposes from 2002 through 2006. The Company is also open for examination in various other jurisdictions for various years.

The Company has recorded a valuation allowance against its net deferred tax asset for Canadian income taxes since it is more likely than not, that it will not realize these benefits, as defined in SFAS No. 109. The Company has also recorded a $1 million valuation allowance against its deferred tax asset for US state losses in the third quarter ended September 30, 2007.

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

The Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48 “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (“FIN 48”), on January 1, 2007. As a result of the implementation of FIN 48, the Company recognized a cumulative effect adjustment of $8 million, increasing its liability for unrecognized tax benefits and reducing the January 1, 2007 balance of owner’s investment. The total amount of unrecognized tax benefits at January 1, 2007 was $58 million. The amount of unrecognized tax benefits that, if recognized as of January 1, 2007, would affect the Company’s effective tax rate was $48 million (net of tax benefit). The Company does not expect a significant change in its unrecognized tax benefits between now and the end of 2007.

The Company has elected to recognize all income tax related interest and statutory penalties imposed by taxing authorities as income tax expense. The total amount of accrued interest and penalties at January 1, 2007 amounted to $7 million. The Company has recorded $1 million in interest expense in its Condensed Combined Statements of Operations for the three quarters ended September 30, 2007.

Note 4—Inventories

Inventories at September 30, 2007 and December 31, 2006 are comprised of:

	September 30, 2007	December 31, 2006
(Dollars in millions)
Materials, supplies and work in progress	$73	$75
Finished goods	167	189
Spare parts and consumables	97	89
Obsolescence provision—spare parts	(4)	(3)
Obsolescence provision—finished goods	(3)	(4)

Total	$330	$346

Note 5—Property, Plant and Equipment

Property, plant and equipment at September 30, 2007 and December 31, 2006 are comprised of:

	September 30, 2007	December 31, 2006 (Restated)
(Dollars in millions)
Plant and equipment	$4,066	$3,959
Buildings and structures	309	317
Land	19	24
Other tangible assets	17	16
Assets in progress	40	40

Gross cost	4,451	4,356
Less: accumulated depreciation and capital lease amortization	(2,065)	(1,877)

Property, plant and equipment, net	$2,386	$2,479

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Depreciation expense related to property, plant and equipment was $185 million and $194 million in the three quarters ended September 30, 2007 and the three quarters ended September 30, 2006, respectively. Depreciation expense includes losses on the sale of property, plant and equipment of $3 million and $1 million in the three quarters ended September 30, 2007 and the three quarters ended September 30, 2006, respectively. Capital lease amortization expense was $6 million and $5 million in the three quarters ended September 30, 2007 and the three quarters ended September 30, 2006, respectively.

Note 6—Goodwill and Other Intangible Assets

Goodwill and other intangible assets at September 30, 2007 and December 31, 2006 are comprised of:

	September 30, 2007	December 31, 2006
(Dollars in millions)
Goodwill	$280	$280

Other intangible assets:
Gross cost	$47	$43
Less: accumulated amortization	(37)	(32)

Other intangible assets, net	$10	$11

Goodwill of $2,128 million was recognized upon the acquisition of Consolidated Papers, Inc. by Stora Enso Oyj in August of 2000. Goodwill amortization in the amount of $144 million was recognized prior to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” (“SFAS 142”) and since then goodwill has been tested for impairment on an annual basis. A total of $1,704 million of impairment losses have been recorded prior to 2006 due to deterioration in market conditions and increased operating costs associated with the business.

The other intangible assets consist of computer software both internally developed and purchased, along with certain patents, trademarks and franchises. As of September 30, 2007, computer software had a net book value of $3 million while patents, trademarks and franchises had a net book value of $7 million. As of December 31, 2006, computer software had a net book value of $3 million while patents, trademarks and franchises had a net book value of $8 million.

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Note 7—Debt

The balances of debt as of September 30, 2007 and December 31, 2006 are as follows:

	September 30, 2007	December 31, 2006 (Restated)
(Dollars in millions)
Bond loans	$254	$359
Bond loan discounts	(10)	(11)
Loans from Stora Enso Group companies (related parties)	1,221	1,069
Capital lease obligation	132	132

Total debt	1,597	1,549
Current liabilities: repayable within the next 12 months	(1,465)	(103)

Non-current liabilities: repayable after 12 months	$132	$1,446

Loans from Stora Enso Group companies (related parties) include $1,060 million of LIBOR based floating rate debt from Stora Enso S.á.r.L., a subsidiary of Stora Enso Oyj. This debt matures on August 13, 2008. This debt is anticipated to be repaid in connection with the transaction described in Note 15—Acquisition Announcement. Also in anticipation of the transaction described in Note 15, on November 7, 2007, the Company committed to prepaying all of its outstanding bond loans, with a net carrying value of $244 million, on December 7, 2007. As a result, all of the Company’s debt, other than capital lease liabilities, is presently repayable within the next 12 months. The capital lease liabilities relate to a lease of paper machine 35, situated in the Stevens Point mill.

Note 8—Financial Instruments

Fair Values of Financial Instruments

Fair value gains and losses on financial instruments are deferred, net of tax, in Accumulated Other Comprehensive Income (“AOCI”) if they fulfill the cash flow hedge accounting criteria. The remaining fair value movements are reported in the Condensed Combined Statements of Operations as other (income) expense as shown below. The Company had no outstanding embedded derivatives at September 30, 2007 or at December 31, 2006.

Fair Value Hedge Gains and Losses

	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006
(Dollars in millions)
Net (gain)/loss on qualifying hedges .	$2	$(2)
Fair value changes (gain)/loss in hedged items	—	2

Net (gain)/loss	2	—
Net (gain)/loss on non-qualifying hedges	—	(1)

Net fair value (gain)/loss	$2	$(1)

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Certain derivatives are designated as cash flow hedges and measured at fair value with the fair value movements recorded in the separate owner’s investment category of AOCI. As of September 30, 2007, the hedging reserve, after deferred taxes, was $1 million. As of December 31, 2006, the Company did not have any open cash flow hedging derivatives. The gain on derivative financial instruments designated as cash flow hedges that was realized from AOCI through the Condensed Combined Statements of Operations amounted to $4 million in the three quarters ended September 30, 2007 and to less than $1 million in the three quarters ended September 30, 2006.

Notional Values of Derivative Financial Instruments

	September 30, 2007	December 31, 2006
(Dollars in millions)
Interest rate derivatives:
Interest rate swaps:
Maturity under 1 year	$—	$102
Maturity 2-5 years	109	79
Maturity 6-10 years	22	52

Total interest rate derivatives	$131	$233

Foreign exchange derivatives:
Forward contracts	$5	$—
Currency options	20	—

Total foreign exchange derivatives	25	—

Note 9—Pension and Other Postretirement Benefits

United States Based Plans:

A summary of the components of net periodic pension cost for the US defined benefit retirement plans is as follows:

(Dollars in millions)	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006
Service cost	$10	$12
Interest cost	36	34
Expected return on plan assets	(48)	(45)
Recognized net actuarial gains	(1)	—
Amortization of prior service cost	10	11
Curtailment	3	—

Net periodic benefit cost	$10	$12

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

A summary of the components of net periodic postretirement benefit cost for the US postretirement health care and life insurance benefits plans is as follows:

(Dollars in millions)	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006
Service cost	$2	$7
Interest cost	12	18
Expected return on plan assets	(1)	(1)
Recognized net actuarial gains	(25)	(13)
Amortization of prior service cost	12	12

Net periodic benefit cost	$—	$23

During the three quarters ended September 30, 2007, the Company concluded contract negotiations with the majority of its US based union membership. Negotiated changes in pension and other postretirement benefits resulted in net reductions to the pension and other postretirement benefit obligations, the impacts of which are reflected in the FAS 158 adjustment in AOCI and in the reduction of the net periodic benefit cost.

Canadian Based Plans:

A summary of the components of net periodic pension cost for the Canadian defined benefit retirement plans is as follows:

(Dollars in millions)	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006
Service cost	$3	$2
Interest cost	12	11
Expected return on plan assets	(16)	(12)
Recognized net actuarial losses	1	1
Amortization of prior service cost	1	1
Curtailment	—	14

Net periodic benefit cost	$1	$17

A summary of the components of net periodic postretirement benefit cost for the Canadian postretirement health care and life insurance benefit plans is as follows:

(Dollars in millions)	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006
Service cost	$1	$—
Interest cost	1	1
Amortization of prior service cost	—	2

Net periodic benefit cost	$2	$3

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

The expense arising from defined benefit pension and other postretirement benefits is based upon a specific methodology that includes a designated actuarial approach and reflects accrual accounting. The expense accrued for each quarter is based on the method used in normal quarterly closings. The full year actuarial estimates made at the end of the previous year for the coming year have been accrued for the quarters and no new actuarial calculations have been prepared specifically for the quarterly closings.

Note 10—Commitments and Contingencies

Contingent Liabilities

The Company is party to legal proceedings that arise in the ordinary course of business and which primarily involve claims arising out of commercial and environmental laws. It is also involved in administrative proceedings relating primarily to competition law. Management does not consider the potential liabilities related to such proceedings, before insurance recoveries, if any, are likely to be material to the Company’s financial condition or results of operations.

Competition Law Proceedings

Inspections by US Competition Authorities and Class-action Lawsuits in the United States

In May 2004, Stora Enso North America Corp. (“SENAC”) received subpoenas issued by the US Department of Justice as part of an antitrust investigation into the magazine paper industry in the US. Subsequent to the commencement of these antitrust investigations, SENAC was named, along with other producers of paper and forestry products, as a defendant in a number of lawsuits brought in US federal and state courts by direct and indirect purchasers of publication paper purporting to act on behalf of a class of purchasers. They allege, generally, that the defendants agreed to fix, increase or maintain the price of publication paper in the US. They seek unspecified treble damages and, in some cases, restitution for the alleged overcharges resulting from the alleged violations, including interest and legal costs.

On December 13, 2006, the US antitrust authorities announced that SENAC had been indicted for its alleged anticompetitive conduct in connection with the sale of coated magazine paper in the US in 2002 and 2003. At a trial which commenced July 16, 2007 and concluded on July 19, 2007, SENAC was found not guilty.

The purported class-action lawsuits remain pending. There can be no assurances that SENAC will prevail in its efforts to defend these claims and we do not have liability insurance which would cover any adverse judgments or losses resulting from these lawsuits. Due to the uncertainties associated with these matters, it is not possible to estimate any potential loss contingencies, thus no provision has been made with respect to the purported class-action lawsuits. However, we do not believe that the ultimate outcome of these purported class-action lawsuits will have a material adverse effect on the Company’s business, operational results or financial condition.

Environmental Proceedings

Wisconsin Rapids Emissions

The US Environmental Protection Agency (“EPA”) has issued a notice of violation and a finding of violation to the Wisconsin Rapids mill alleging that expansions and other capital projects between 1983

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

and 1991 violated the US Clean Air Act. The EPA is seeking a penalty of $8 million and the installation of additional air pollution control equipment. SENAC considers that there are a number of defenses to these allegations and thus only an immaterial provision for this loss contingency has been recorded based on the Company’s best estimate of the outcome.

Niagara Emissions

The EPA has issued a notice of violation and a finding of violation to the Niagara mill alleging that projects at the mill between 1995 and 1997 violated the US Clean Air Act. No demand has been received from the EPA, but the EPA may seek a monetary penalty and the installation of additional control equipment. SENAC intends to defend any case brought by the EPA based upon these allegations and thus only an immaterial provision for this loss contingency has been recorded based on the Company’s best estimate of the outcome.

Note 11—Related Party Transactions

	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006
(Dollars in millions)
Income statement:
Sales to Stora Enso Oyj and other Group companies	$—	$1
Purchases from Stora Enso Oyj and other Group companies	37	34
Interest expense from Stora Enso Oyj and Stora Enso S. á. r. L	47	41
Purchases from Corenso North America	8	11

	September 30, 2007	December 31, 2006
(Dollars in millions)
Balance sheet:
Miscellaneous receivables from Stora Enso Oyj and other Group companies	$19	$12
Cash pooling with Stora Enso Oyj	204	173
Loans from Stora Enso Oyj and Stora Enso S.á. r.L	1,221	1,060
Interest payable to Stora Enso Oyj and Stora Enso S.á. r.L	19	16
Miscellaneous payables to Stora Enso Oyj and other Group companies	7	10
Receivables from Corenso North America	3	—
Payables to Corenso North America	—	9

SENA currently sells, purchases, and utilizes services from Stora Enso Oyj, its ultimate parent company, and other Group companies for multiple items. A generally immaterial amount of paper is sold to the Group. Purchases from Group include, but are not limited to, the purchase of pulp and administrative services. SENA incurs interest expense and has long-term and short-term loans from the Group (see Note 8).

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

SENA purchases cores from Corenso North America Corp. (“CNA”) which is a wholly owned subsidiary of Stora Enso Oyj. SENA sells power generated at Consolidated Water Power Company, a wholly owned subsidiary, to CNA. SENA also sells steam from the Wisconsin Rapids mill and various administrative services to CNA.

During the last three years, SENA has not been involved in any material transactions with any of its directors, managers, or executive officers, including relatives or spouses of any of these persons.

Stora Enso Oyj has guaranteed certain obligations under the capital lease.

Note 12—Restructuring Provision

The activity in restructuring provisions during the three quarters ended September 30, 2007 is as follows:

Restructuring Provision
(Dollars in millions)
Balance at January 1, 2007	$6
Translation difference	—
Charges	8
Payments	(9)

Balance at September 30, 2007	$5

During 2007, a reduction of approximately 190 employees occurred as a result of the conclusion of union contract negotiations and related fixed cost reduction initiatives.

Note 13—Condensed Combined Statements of Cash Flows

Supplemental cash flow disclosures are as follows:

Cash paid during the period for:

	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006
(Dollars in millions)
Interest (Restated)	$71	$60
Income taxes	1	4

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Note 14—Other Comprehensive Income (Loss)

Comprehensive income (loss) includes the following:

(Dollars in millions)	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006 (Restated)
Net loss	$(84)	$(102)
Foreign currency translation adjustment	63	57
Minimum pension liability adjustment, net of tax	—	29
SFAS 158, net of tax	82	—

Total comprehensive income (loss)	$61	$(16)

Note 15—Acquisition Announcement

On September 20, 2007, NewPage Holding Corporation and Stora Enso Oyj (SENA’s ultimate parent company) entered into a definitive agreement pursuant to which NewPage Corporation will acquire all of the common stock of Stora Enso North America, Inc. (SENA’s immediate parent company). The transaction includes all Stora Enso North American operations except for the associated company Thiele Kaolin Company, and the North American timber operations, each of which have been excluded from these condensed combined financial statements. The import sales activity of Stora Enso Oyj into North America through SENA will not be continued by SENA after the sale. As such this import sales activity has been excluded from these condensed combined financial statements.

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